Exhibit 99.1

Item 6.	Selected Financial Data

The following table sets forth selected consolidated financial and operating data on an historical basis for the Company.  The following table should be read in conjunction with the Financial Statements and notes thereto included in Item 8, “Financial Statements and Supplementary Data” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report on Form 10-K.
	Company				Predecessor
	For the year ended	For the year ended	For the year ended	November 1, 2005 -	January 1, 2005 -	For the year ended
	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005	October 31, 2005	December 31, 2004
	(In thousand, except per share amounts)
Statements of Operations Data:
Rental revenue	$77,799	$63,029	$52,746	$7,006	$35,794	$40,440
Design-Build contract revenue and other sales	253,596	-	-	-	-	-
Total revenues	335,740	66,821	54,956	7,321	37,809	43,644

Property operating and management expenses	31,376	25,704	19,848	2,583	13,058	14,756
Costs related to design-build contract revenue and other sales	214,019	-	-	-	-	-
Selling, general, and administrative expenses	30,215	7,365	6,261	7,791	5,129	3,075
Income (loss) from continuing operations before other
income (expense), and income tax (expense) benefit	15,114	5,994	(1,426)	(7,178)	11,178	16,252
Interest expense	(25,159)	(15,964)	(14,199)	(1,500)	(8,222)	(9,024)
Net income (loss)	(7,857)	(8,994)	(14,034)	(8,655)	3,824	8,044
Net income (loss) attributable to Cogdell Spencer Inc.	(5,773)	(6,341)	(9,097)	(5,600)	3,824	8,044

Per Share - basic and diluted:
Declared dividend	$1.275	$1.40	$1.40	$0.23
Loss from continuing operations	$(0.37)	$(0.57)	$(1.17)	$(0.70)
Net loss	$(0.37)	$(0.57)	$(1.14)	$(0.70)

Weighted average shares - basic and diluted	15,770	11,056	7,975	7,972
Weighted average shares and OP units - basic	23,996	15,621	12,590	12,197
Weighted average shares and OP units - diluted	24,098	15,637	12,612	12,225

Selected Balance Sheet Data (as of the end of the period):
Assets:
Real estate properties, net	$477,961	$455,063	$351,172	$257,144		$155,376
Other assets, net	422,129	51,174	41,886	51,338		23,049
Total assets	$900,090	$506,237	$393,058	$308,482		$178,425

Liabilities and equity:
Mortgages, credit facility, and term debt	$465,236	$316,704	$262,031	$158,974		$213,536
Other liabilities, net	151,860	27,277	17,351	9,022		11,316
Equity	282,994	162,256	113,676	140,486		(46,427)
Total liabilities and equity	$900,090	$506,237	$393,058	$308,482		$178,425

Cash Flow Data:
Net cash provided by operating activities	$24,747	$23,796	$15,900	$1,635	$10,312	$16,089
Net cash used in investing activities	$(194,284)	$(117,298)	$(103,587)	$(27,462)	$(5,939)	$(13,767)
Net cash provided by (used in) financing activities	$200,650	$96,055	$78,932	$35,398	$(5,863)	$1,880

Other Data:
Funds from operations (1)	$21,380	$18,259	$15,036	$4,518	$12,303	$17,656
Funds from operations modified (1)	$29,363	$18,362	$15,089	$4,518	$12,303	$17,656

(1)
FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies.  The Company adjusts the NAREIT definition to add back noncontrolling interests in real estate partnerships before real estate depreciation and amortization.  FFOM adds back to traditionally defined FFO non-cash amortization of non-real estate related intangible assets associated with purchase accounting.  The Company presents FFO and FFOM because it considers them important supplemental measures of operational performance.  The Company believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results.  FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time.  Historically, however, real estate values have risen or fallen with market conditions.  Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing a perspective not immediately apparent from net income.  The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs.  Further, FFO and FFOM do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.  FFO and FFOM should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s performance, nor are they indicative of funds available to fund its cash needs, including its ability to pay dividends or make distributions.

The following table presents the reconciliation of FFO and FFOM to net income (loss), which is the most directly comparable GAAP measure to FFO and FFOM (in thousands):

	Company				Predecessor
	For the year ended	For the year ended	For the year ended	November 1, 2005 -	January 1, 2005 -	For the year ended
	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005	October 31, 2005	December 31, 2004
Funds from operations:
Net income (loss)	$(7,857)	$(8,994)	$(14,034)	$(8,655)	$3,824	$8,044
Real estate related depreciation and amortization (1)	30,583	27,453	30,188	4,137	8,479	9,612
Noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	(1,346)	(200)	(199)	-	-	-
Gain on sale of real estate properties	-	-	(919)	-	-	-
Funds from operations	21,380	18,259	15,036	(4,518)	12,303	17,656
Amortization of intangibles related to purchase
accounting, net of income tax benefit	7,983	103	53	-	-	-
Funds from operations modified	$29,363	$18,362	$15,089	$(4,518)	$12,303	$17,656

(1)
Real estate depreciation and amortization consists of depreciation and amortization from wholly-owned real estate properties and the Company’s share of real estate depreciation and amortization from consolidated and unconsolidated real estate partnerships.

Item 7.	Management Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with the Cogdell Spencer Inc. Consolidated Financial Statements and Notes thereto appearing elsewhere in this Annual Report on Form 10-K.  The Company makes statements in this section that are forward-looking statements within the meaning of the federal securities laws.  For a complete discussion of forward-looking statements, see the section in this Annual Report on Form 10-K entitled “Statements Regarding Forward-Looking Information.”  Certain risk factors may cause actual results, performance or achievements to differ materially from those expressed or implied by the following discussion.  For a discussion of such risk factors, see the section in this Annual Report on Form 10-K entitled “Risk Factors.”

Overview

The Company is a fully-integrated, self-administered, and self-managed REIT that invests in specialty office buildings for the medical profession, including medical offices and ambulatory surgery and diagnostic centers.  The Company focuses on the ownership, development, redevelopment, acquisition, and management of strategically located medical office buildings and other healthcare related facilities in the United States of America.  The Company provides services from strategic planning to long-term property ownership and management.  Integrated delivery service offerings include architecture, engineering, construction and capital project development.  The Company has been built around understanding and addressing the specialized real estate needs of the healthcare industry.

On March 10, 2008, the Company acquired Erdman.  Erdman is a leading design-builder of healthcare facilities with specialized expertise and concentration in high growth healthcare market segments and facility types.  Erdman has successfully cultivated a client mix that is diversified in both geography and market focus and includes physician group practices and healthcare systems.  Erdman was ranked as the number one healthcare design-build firm for 2007 by Modern Healthcare’s 2008 Construction and Design Survey.  As of December 31, 2008, the Company has completed the integration process with Erdman.  The combination is transformative for the Company creating a national, fully integrated healthcare facilities company.

The $246.8 million Erdman transaction was financed through $20.5 million of assumed cash, a $100.0 million Term Loan, a $75.3 million, inclusive of escrow amount, rollover of equity held by Erdman shareholders and members of its management team, and $51.0 million, inclusive of escrow amount, in cash from the Company’s $150.0 million secured Credit Facility.

In addition to the Erdman equity rollover, the Company completed two offerings of common stock during 2008.  The first, a private placement completed in January 2008, raised $53.8 million, after costs, and the second, a public offering completed in September 2008, raised $37.4 million, after costs.  The net proceeds from these offerings were used to reduce outstanding principal on the Credit Facility and for working capital purposes.

The Company acquired two off-market properties in 2008, totaling $24.4 million, which were the result of strong relationships with existing clients.  The Company completed one development project during 2008, with a total investment of approximately $16.0 million, and has three projects under construction with an expected total investment of approximately $84.8 million.

One of the projects under construction is The Woodlands Center for Specialized Medicine.  This project, located in Pensacola, Florida, is the first project utilizing the Company’s integrated delivery model.  The Company’s strategic planning team worked with the client to develop a comprehensive strategy to meet the client’s healthcare delivery needs.  The Company’s capital team worked with the client to determine the optimum ownership and financing strategy to meet their needs.  Upon completion, the Company will be the 40% consolidating joint venture partner and the building’s physician tenants will be the 60% limited partners.  Erdman is providing project delivery services, including development, design, and construction.  Cogdell Spencer Advisors, a subsidiary of the Operating Partnership, is the property manager for the building.

During 2008, the Company formed a joint venture with Northwestern Mutual.  The joint venture, Cogdell Spencer Medical Partners LLC, may acquire up to approximately $350.0 million of medical office buildings and other healthcare facilities nationwide, predominantly associated with not-for-profit healthcare systems and large physician-owned clinics.  The joint venture will be the Company’s exclusive vehicle for cash acquisitions.  When the joint venture closes on a specific acquisition, the Company will contribute 20% of the equity capital to fund the acquisition.  The Company expects the joint venture will obtain mortgage financing on market terms for its acquisitions, which mortgage financing may come from the joint venture partner.  As of December 31, 2008, the joint venture did not have any acquisitions under contract that the Company expects to go forward.

The Company derives a majority of its revenues from two sources: (1) rents received from tenants under existing leases in MOBs and other healthcare related facilities, and (2) from design-build services for healthcare customers.  The Company expects that rental revenue will remain stable due to multi-year, non-cancellable leases with annual rental increases based on CPI.  The Company’s design-build revenue is derived from its Erdman subsidiary.  The demand for Erdman’s services has been, and will likely continue to be, cyclical in nature.  In periods of adverse economic conditions, Erdman’s customers may be unwilling or unable to make capital expenditures, and they may be unable to obtain debt or equity financings for projects.  As a result, customers may defer projects to a later date, which could reduce Erdman’s revenues.  Due to the current economic environment and the volatility in the credit markets, Erdman is experiencing delays in client project starts and cancellations.  As a result, the Company expects its design-build revenue in 2009 to be less than 2008 revenue.  As a result, the Company implemented a cost reduction program and in December 2008, Erdman effected a reduction in force in order to right-size the organization for contracted 2009 revenues and eliminated approximately 115 jobs.

Generally, the Company’s property operating revenues and expenses have remained consistent over time except for growth due to property and business acquisitions.  Erdman’s financial results can be affected by the amount and timing of capital spending by healthcare systems and providers, the demand for Erdman’s services in the healthcare facilities market, the availability of construction level financing, and weather at the construction sites.  Deterioration of market or economic conditions and volatility in the financial market can influence future revenues, interest and other costs, and could result in future impairment of goodwill or other intangible assets.

As of December 31, 2008, the Company owned and/or managed 116 medical office buildings and healthcare related facilities, totaling 5.8 million net rentable square feet and serving 24 hospital systems in 13 states.  The Company’s portfolio consists of:

•	62 properties, comprised of 3.3 million net rentable square feet, each of which the Company wholly-owns or is a consolidated real estate partnership;

•	Three unconsolidated properties, comprised of 0.2 million net rentable square feet; and

•	51 properties, comprised of 2.3 million net rentable square feet, that the Company manages for third parties.

As of December 31, 2008, of the Company’s wholly-owned properties, 80.9% were located on hospital campuses and an additional 7.3% were located off-campus, but were hospital anchored.  The Company believes that its on-campus and hospital anchored assets occupy a premier franchise location in relation to local hospitals, providing the Company’s properties with a distinct competitive advantage over alternative medical office space in an area.  As of December 31, 2008, the Company’s 61 in-service, consolidated wholly-owned and joint venture properties were approximately 92.4% occupied, with a weighted average remaining lease term of approximately 4.5 years.  One property was in lease-up at December 31, 2008.

Critical Accounting Policies

The Company’s discussion and analysis of financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared on the accrual basis of accounting in conformity with GAAP.  All significant intercompany balances and transactions have been eliminated in consolidation and combination.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period.  The Company’s actual results may differ from these estimates.  Management has provided a summary of the Company’s significant accounting policies in Note 2 to the accompanying consolidated financial statements included in this Annual Report on Form 10-K.  Critical accounting policies are those judged to involve accounting estimates or assumptions that may be material due to the levels of subjectivity and judgment necessary to account for uncertain matters or susceptibility of such matters to change. Other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of the Company’s results of operations and financial condition to those companies.

Acquisition of Real Estate

        The price that the Company pays to acquire a property is impacted by many factors, including the condition of the buildings and improvements, the occupancy of the building, the existence of above and below market tenant leases, the creditworthiness of the tenants, favorable or unfavorable financing, above or below market ground leases and numerous other factors.  Accordingly, the Company is required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on the Company’s estimate of the fair values of such assets and liabilities.  This includes determining the value of the buildings and improvements, land, any ground leases, tenant improvements, in-place tenant leases, tenant relationships, the value (or negative value) of above (or below) market leases and any debt assumed from the seller or loans made by the seller to the Company.  Each of these estimates requires significant judgment and some of the estimates involve complex calculations.  The Company’s calculation methodology is summarized in Note 2 to the accompanying consolidated financial statements included in this Annual Report on Form 10-K.  These allocation assessments have a direct impact on the Company’s results of operations because if the Company were to allocate more value to land there would be no depreciation with respect to such amount or if the Company were to allocate more value to the buildings as opposed to allocating to the value of tenant leases, this amount would be recognized as an expense over a much longer period of time, since the amounts allocated to buildings are depreciated over the estimated lives of the buildings whereas amounts allocated to tenant leases are amortized over the terms of the leases.  Additionally, the amortization of value (or negative value) assigned to above (or below) market rate leases is recorded as an adjustment to rental revenue as compared to amortization of the value of in-place leases and tenant relationships, which is included in depreciation and amortization in the Company’s consolidated and combined statements of operations.

Acquisition of Business

        The price that the Company pays to acquire a business is impacted by many factors, including projected future cash flows, customer lists, contracts and proposals, trade names and trademarks, condition of property, plant, and equipment, and numerous other factors.  Accordingly, the Company is required to make subjective assessments to allocate the purchase price paid to acquire investments in business among the assets acquired and liabilities assumed based on the Company’s estimate of the fair values of such assets and liabilities.  This includes determining the value of contacts, proposals, customer lists, workforce, trade names and trademarks, receivables, accruals and reserves, and property, plant, and equipment.  Each of these estimates requires significant judgment and some of the estimates involve complex calculations.  The Company’s calculation methodology is summarized in Note 2 to the accompanying consolidated financial statements included in this Annual Report on Form 10-K.  These allocation assessments have a direct impact on the Company’s results of operations because if the Company were to allocate more value to goodwill or a non-amortizing intangible asset there would be no amortization with respect to such amount or if the Company were to allocate more value to a longer-lived asset as opposed to allocating to shorter-lived asset, this amount would be recognized as an expense over a longer period of time.

Useful Lives of Assets

        The Company is required to make subjective assessments as to the useful lives of the Company’s properties and intangible assets for purposes of determining the amount of depreciation and amortization to record on an annual basis with respect to the Company’s assets.  These assessments have a direct impact on the Company’s net income (loss) because if the Company were to shorten the expected useful lives, then the Company would depreciate or amortize such assets over fewer years, resulting in more depreciation or amortization expense on an annual basis.

Asset Impairment Valuation

        The Company reviews the carrying value of its properties and amortizing intangible assets when circumstances, such as adverse market conditions, indicate a potential impairment may exist.  The Company bases its review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate or business investment’s use and eventual disposition. The Company considers factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors.  If the Company’s evaluation indicates that it may be unable to recover the carrying value of an investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the asset.  These losses have a direct impact on the Company’s net income because recording an impairment loss results in an immediate negative adjustment to operating results.  The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future sales, backlog, occupancy, rental rates and capital requirements that could differ materially from actual results in future periods.  Because cash flows on properties considered to be long-lived assets to be held and used are considered on an undiscounted basis to determine whether an asset has been impaired, the Company’s strategy of holding properties over the long-term directly decreases the likelihood of recording an impairment loss for properties.  If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material.  If the Company determines that impairment has occurred, the affected assets must be reduced to their fair value.  The Company estimates the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

         The Company reviews the value of goodwill using an income approach and market approach on an annual basis and when circumstances indicate a potential impairment may exist.  No impairment losses have been recognized to date.  The Company’s methodology to review goodwill impairment, which includes a significant amount of judgment and estimates, provides a reasonable basis to determine whether impairment has occurred.  However, many of the factors employed in determining whether or not goodwill is impaired are outside of the Company’s control and it is likely that assumptions and estimates will change in future periods.  These changes can result in future impairments.

 The goodwill impairment review involved a two-step process.  The first step is a comparison of the reporting unit’s fair value to its carrying value.  Fair value was estimated by using two approaches, an income approach and a market approach.  Each approach was weighted 50% in the Company’s analysis.  The income approach uses the reporting unit’s projected operating results and discounted cash flows using a weighted-average cost of capital that reflects current market conditions.  The cash flow projections use estimates of economic and market information over the projection period, including growth rates in revenues and costs and estimates of future expected changes in operating margins and cash expenditures.  Other significant estimates and assumptions include terminal value growth rates, future estimates of capital expenditures, and changes in future working capital requirements.  The market approach estimates fair value by applying cash flow multiples to the reporting unit's operating performance.  The multiples are derived from comparable publicly traded companies with similar operating and profitability characteristics.  Additionally, the Company reconciles the total of the estimated fair values of all its reporting units to its market capitalization to determine if the sum of the individual fair values is reasonable compared to the external market indicators.

If the carrying value of the reporting unit is higher than its fair value, then an indication of impairment may exist and a second step must be performed to measure the amount of impairment.  The amount of impairment is determined by comparing the implied fair value of the reporting unit’s goodwill to the carrying value of the goodwill calculated in the same manner as if the reporting unit was being acquired in a business combination.  If the implied fair value of goodwill is less than the recorded goodwill, then an impairment charge for the difference would be recorded.

For non-amortizing intangible assets, the Company estimates fair value by applying an estimated market royalty rate to projected revenues and discounted using a weighted-average cost of capital that reflects current market conditions.

If market and economic conditions deteriorate and cause (1) declines in the Company’s stock price, (2) increases the estimated weighted-average cost of capital, (3) changes in cash flow multiples or projections, or (4) changes in other inputs to goodwill assessment estimates, then a goodwill impairment review may be required prior to the Company’s next annual test.  It is reasonably possible that changes in the numerous variables associated with the judgments, assumptions, and estimates could cause the goodwill or non-amortizing intangible assets to become impaired.  If goodwill or non-amortizing intangible assets are impaired, the Company would be required to record a non-cash charge that could have a material adverse affect on its consolidated financial statements.

Revenue Recognition

Rental income related to non-cancelable operating leases is recognized using the straight line method over the terms of the tenant leases.  Deferred rents included in the Company’s consolidated balance sheets represent the aggregate excess of rental revenue recognized on a straight line basis over the rental revenue that would be recognized under the cash flow received, based on the terms of the leases.  The Company’s leases generally contain provisions under which the tenants reimburse the Company for all property operating expenses and real estate taxes incurred by the Company.  Such reimbursements are recognized in the period that the expenses are incurred.  Lease termination fees are recognized when the related leases are canceled and the Company has no continuing obligation to provide services to such former tenants.  As discussed above, the Company recognizes amortization of the value of acquired above or below market tenant leases as a reduction of rental income in the case of above market leases or an increase to rental revenue in the case of below market leases.

For design-build contracts, the Company recognizes revenue under the percentage of completion method.  Due to the volume, varying complexity, and other factors related to the Company’s design-build contracts, the estimates required to determine percentage of completion are complex and use subjective judgments.  Changes in labor costs and material inputs can have a significant impact on the percentage of completion calculations.  The Company and Erdman have a long history of developing reasonable and dependable estimates related to design-build contracts with clear requirements and rights of the parties to the contracts.  As long-term design-build projects extend over one or more years, revisions in cost and estimate earnings during the course of the work are reflected in the accounting period in which the facts which require the revision become known.  At the time a loss on a design-build project becomes known, the entire amount of the estimated ultimate loss is recognized in the consolidated financial statements.

The Company receives fees for property management and development and consulting services from time to time from third parties which are reflected as fee revenue.  Management fees are generally based on a percentage of revenues for the month as defined in the related property management agreements.  Revenue from development and consulting agreements is recognized as earned per the agreements.  Due to the amount of control retained by the Company, most joint venture developments will be consolidated; therefore, those development fees will be eliminated in consolidation.  However, the joint venture with Northwestern Mutual, Cogdell Spencer Medical Partners LLC, is an unconsolidated entity.

Other income shown in the statement of operations generally includes interest income, primarily from the amortization of unearned income on a sales-type capital lease recognized in accordance with Statement of Financial Accounting Standards No. 13, and other income incidental to the Company’s operations and is recognized when earned.

The Company must make subjective estimates as to when the Company’s revenue is earned and the collectibility of the Company’s accounts receivable related to design-build contracts and other sales, minimum rent, deferred rent, expense reimbursements, lease termination fees and other income.  The Company specifically analyzes accounts receivable and historical bad debts, tenant and customer concentrations, tenant and customer creditworthiness, and current economic trends when evaluating the adequacy of the allowance for bad debts.  These estimates have a direct impact on the Company’s net income because a higher bad debt allowance would result in lower net income, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income for a particular period.

REIT Qualification Requirements

The Company is subject to a number of operational and organizational requirements to qualify and then maintain qualification as a REIT.  If the Company does not qualify as a REIT, its income would become subject to U.S. federal, state and local income taxes at regular corporate rates that would be substantial and the Company cannot re-elect to qualify as a REIT for four taxable years following the year it failed to quality as a REIT.  The resulting adverse effects on the Company’s results of operations, liquidity and amounts distributable to stockholders would be material.

Changes in Financial Condition

On January 23, 2008, the Company issued 3,448,278 shares of common stock to certain institutional investors at a price of $15.95 per share resulting in net proceeds to the Company of approximately $53.8 million. On September 10, 2008, the Company issued 2,160,000 shares of common stock in a public offering at a price of $18.50 per share resulting in net proceeds to the Company of approximately $37.4 million.  The net proceeds of both offerings were used to reduce outstanding principal on the Company’s Credit Facility and for working capital purposes.  For more information on the Credit Facility, see “Liquidity and Capital Resources.”

As discussed in Note 4 and Note 9 to the accompanying consolidated financial statements, the Company completed the Merger with Erdman, amended the Credit Facility, and obtained $100.0 million in term debt.

Results of Operations

The Company’s loss from operations is generated primarily from operations of its properties and design-build services.  The changes in operating results from period to period reflect changes in existing property performance, changes in the number of properties due to the development, acquisition, or disposition of properties, and the operating results of the design-build segment.

The Company acquired Erdman in March 2008 and results for the year ended December 31, 2008, reflect ten months of operating activity related to the Erdman subsidiary, reflecting operations from the acquisition date to year end.

Business Segments

The Company has two identified reportable segments: (1) property operations and (2) design-build and development.  The Company defines business segments by their distinct customer base and service provided.  Each segment operates under a separate management group and produces discrete financial information, which is reviewed by the chief operating decision maker to make resource allocation decisions and assess performance.  For additional information, see Note 6 to the accompanying consolidated financial statements.

Property Summary

The following is an activity summary of the Company’s property portfolio (excluding unconsolidated real estate partnerships) for the years ended December 31, 2008 and 2007:

	Year Ended	Year Ended
	December 31, 2008	December 31, 2007
Properties at January 1	59	51
Acquisitions	2	5
Developments	1	3
Properties at December 31	62	59

The above table includes East Jefferson Medical Specialty Building, which is accounted for as a sales-type capital lease.

A property is considered “in-service” upon the earlier of (1) lease-up and substantial completion of tenant improvements, or (2) one year after cessation of major construction.  For portfolio and operational data, a single in-service date is used.  For GAAP reporting, a property is placed into service in stages as construction is completed and the property and tenant space is available for its intended use.  The Company had one property in lease-up at December 31, 2008.

Year ended December 31, 2008 compared to year ended December 31, 2007

FFOM

FFOM increased $11.0 million, or 59.9%, from $18.4 million to $29.4 million for the years ended December 31, 2007 and 2008, respectively.  The increase in FFOM was due to: (1) $19.6 million increase in FFOM for the design-build and development segment, of which the majority of the segment’s increase was due to the inclusion of ten months of Erdman’s operating activity for the year ended December 31, 2008; and (2) $7.9 million increase in FFOM from property acquisitions and completed developments.  These increases in FFOM were offset by a $9.2 million increase in interest expense due to increased outstanding debt balances, $3.7 million income tax expense primarily related to FFOM at Erdman, a $0.9 million noncontrolling interest in real estate partnerships charge, a $3.5 million increase in corporate general and administrative expenses primarily due to increased incentive compensation expense, severance expense, and professional fees, and a $1.2 million increase in non-real estate related depreciation related to corporate property, plant, and equipment. The $0.9 noncontrolling interest in real estate partnerships charge is due to a consolidated real estate partnership’s negative partner’s equity that resulted primarily from a debt refinance proceeds cash distribution to the 65.5% owner, and subsequent cash distributions to the 65.5% owner.  In accordance with GAAP, prior to the application of SFAS 160, the consolidating partner is required to record a charge to noncontrolling interest in real estate partnerships for distributions and GAAP net losses when the partnership’s partners’ equity is negative.

See Note 6 to the accompanying consolidated financial statements for business segment information and management’s use of FFO and FFOM to evaluate operating performance.  The following table presents the reconciliation of net loss to FFO and FFOM, which is the most directly comparable GAAP measure to FFO and FFOM, for the year ended December 31, 2008 and 2007 (in thousands):
	For the Year Ended
	December 31, 2008	December 31, 2007

Net loss	$(7,857)	$(8,994)
Real estate related depreciation and amortization	30,583	27,453
Noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	(1,346)	(200)
Funds from Operations (FFO)	21,380	18,259
Plus amortization of intangibles related to purchase accounting, net of income tax benefit	7,983	103
Funds from Operations Modified (FFOM)	$29,363	$18,362

Revenue

Rental revenue increased $14.8 million, or 23.4%, from $63.0 million to $77.8 million for the years ended December 31, 2007 and 2008, respectively.  Rental revenue from current year acquisition properties and completed developments increased $13.6 million, or 279.0%, from $4.9 million to $18.5 million for the years ended December 31, 2007 and 2008, respectively.  Same-property revenue increased $1.2 million, or 2.0%, primarily due to general increases in rent related to CPI escalation clauses and increased rent from reimbursable expenses, offset by a small reduction in occupancy.  The small reduction in occupancy caused same-property revenue to increase at a smaller percentage rate than same-property operating and management expense, as described below.

Revenue from property management and other fees for 2008 remained consistent with 2007.

Design-Build contract revenue and other sales revenue increased from zero to $253.6 million due to the ten month inclusion of Erdman’s operating results for the year ended December 31, 2008.  Erdman was acquired in March 2008.

Development management and other income increased $0.6 million due to the timing of development fee income from projects.

Expenses

Property operating and management expenses increased $5.7 million, or 22.1%, from $25.7 million to $31.4 million for the years ended December 31, 2007 and 2008, respectively.  Property operating and management expenses related to acquisition properties and completed developments increased $4.6 million.  Same-property property operating and management expenses increased $1.0 million, or 4.3%, primarily due to increases in reimbursable expenses such as property taxes, insurance, and utilities.

Costs related to design-build contract revenue and other sales revenue increase from zero to $214.0 million due to the ten month inclusion of Erdman’s operating results for the year ended December 31, 2008.  Erdman was acquired in March 2008.

Selling, general, and administrative expenses increased $22.9 million, or 310.3%.  An increase of $19.3 million was due to the ten month inclusion of Erdman’s operating results for the year ended December 31, 2008.  Erdman’s operating results include a $1.5 million expense resulting from restructuring and severance charges associated with the Company announcing a reduction in force.  In addition to the additional Erdman expenses, the Company had increased expenses of $3.6 million in corporate general and administrative expenses primarily due to $1.4 million in increased accrued incentive compensation expense, $0.4 million in severance compensation, and a $0.5 million increase in legal and consulting professional fees.

Depreciation and amortization expense increased $17.3 million, or 62.2%.  There was an increase of $12.9 million related to the amortization of Erdman intangible assets and an increase of $1.2 million related to the depreciation of Erdman corporate property, plant, and equipment.  Depreciation and amortization related to acquisition properties and completed developments increased $4.8 million.  Same-property depreciation and amortization decreased $1.6 million.

Interest expense

Interest expense increased $9.2 million, or 57.6%.  The increase was due to an increase in outstanding debt balances offset by a lower weighted average interest rate.  The weighted average interest rate at December 31, 2008 was 4.8% compared to 6.2% at December 31, 2007.

Income tax (expense) benefit

The income tax benefit for the year ended December 31, 2008 was primarily related to the operating activity for Erdman, a TRS.  The benefit is primarily a result of the deferred tax benefit exceeding current income tax expense.  The deferred tax benefit is primarily related to the amortization of intangible assets. The income tax expense in 2007 was due to taxable net income computed in accordance with SFAS No. 109, "Accounting for Income Taxes" for CSA LLC, which was a result of development fees, a non-recurring brokerage commission, and property management activities.

Cash Flows

Cash provided by operating activities was $24.7 million and $23.8 million for the years ended December 31, 2008 and 2007, respectively.  The increase in cash provided by operating activities was $1.0 million, which resulted from an $14.7 million increase in earnings before non-cash adjustments offset by a $13.7 million net decrease due to changes in operating assets and liabilities.  The $17.2 million net decrease due to changes in operating assets and liabilities was a result of: 1) $9.6 million paid to Erdman personnel in March 2008 for fiscal year 2007 annual bonuses, profit sharing, and 401(k) employer matching, 2) $20.1 million decrease in billings in excess of costs and estimated earnings on uncompleted contracts; offset by $12.5 million in cash provided due to various changes in operating assets, accrued expenses, accrued incentive compensation, and prepaid rent accounts.  The Company accrued the $9.6 million for the Erdman fiscal year 2007 performance bonus payments as part of the Erdman purchase price allocation and the amount was included in the Erdman merger working capital calculation.

Cash used in investing activities was $194.3 million and $117.3 million for the years ended December 31, 2008 and 2007, respectively.  In the year ended December 31, 2008, the Company paid cash, net of cash assumed, of $145.0 million (of which $10.9 million related to an escrowed amount that was included in the restricted cash increase) related to the Erdman business acquisition as well as $45.5 million related to property acquisitions and capital expenditures.  In the year ended December 31, 2007, the Company’s investment in real estate properties was related to development projects and the acquisition of five properties.

Cash provided by financing activities was $200.7 million and $96.1 million for the years ended December 31, 2008 and 2007, respectively.  For the year ended December 31, 2008, the Company received $91.2 million, net of costs, from the issuance of common stock and the proceeds were used to reduce outstanding amounts payable on the Credit Facility.  Also, during the year ended December 31, 2008, the Company received proceeds of $100.0 million from the Term Loan and $145.0 million from the Credit Facility, which were primarily used to fund the Erdman transaction and property acquisitions as well as maintain a higher cash balance at year end.  For the year ended December 31, 2007, the Company received proceeds of $78.4 million, net of costs, related to the issuance of common stock and the proceeds were used to reduce outstanding amounts payable on the Credit Facility.

Year ended December 31, 2007 compared to year ended December 31, 2006

FFOM

FFOM increased $3.3 million, or 21.7%, from $15.1 million to $18.4 million for the years ended December 31, 2006 and 2007, respectively.  The increase in FFOM was due to a $5.8 million increase in FFOM from property acquisitions, completed developments, and the acquisition of Consera offset by a $1.8 million increase in interest expense and $0.7 million increase in corporate general and administrative expenses primarily due to increased personnel costs.

        See Note 6 to the accompanying consolidated financial statements for business segment information and management’s use of FFO and FFOM to evaluate operating performance.  The following table presents the reconciliation of FFO and FFOM to net loss, which is the most directly comparable GAAP measure to FFO and FFOM, for the year ended December 31, 2007 and 2006 (in thousands):

	For the Year Ended
	December 31, 2007	December 31, 2006

Net loss	$(8,994)	$(14,034)
Real estate related depreciation and amortization	27,453	30,188
Noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	(200)	(199)
Gain on sale of real estate properties	-	(919)
Funds from Operations (FFO)	18,259	15,036
Plus amortization of intangibles related to purchase accounting, net of income tax benefit	103	53
Funds from Operations Modified (FFOM)	$18,362	$15,089

Revenue

Rental revenue increased $10.3 million, or 19.5%, from $52.7 million to $63.0 million for the years ended December 31, 2006 and 2007, respectively.  Rental revenue from acquisition properties and completed developments increased $9.3 million.  Same-property revenue increased $1.0 million, or 2.3%, primarily due to general increases in rent related to CPI escalation clauses, offset by a reduction in occupancy.

Property management and other fees increased $1.4 million, or 68.6%, from $2.1 million to $3.5 million for the years ended December 31, 2006 and 2007, respectively.  This increase was mainly due to property management fee revenue generated by Consera, which was acquired in September 2006.

Development management and other income increased $0.2 million due to the timing of development fee income from projects.

Expenses

Property operating and management expenses increased $5.9 million, or 29.5%, from $19.8 million to $25.7 million for the years ended December 31, 2006 and 2007, respectively.  Property operating and management expenses related to acquisition properties, completed developments, and Consera operating expenses increased $4.6 million.  Same-property property operating and management expenses increased $1.3 million, or 8.4%, primarily due to increases in reimbursable expenses such as property taxes, insurance, and utilities.

Selling, general, and administrative expenses increased $1.1 million, or 17.6%, for the year ended December 31, 2007 compared to the same period in 2006 primarily due to increased personnel costs, income tax accruals related to development and management fees earned by the Company’s TRS, and expensing of previously capitalized costs associated with a development project that was discontinued.  The reimbursement of these expensed costs is included in development fee revenue.

Depreciation and amortization for the year ended December 31, 2007 was $27.8 million compared to $30.3 million for the year ended December 31, 2006, a decrease of $2.5 million, or 8.3%.  Same-property and corporate depreciation and amortization expenses decreased approximately $4.7 million, or 19.3%.  The decrease was primarily due to the intangible lease assets becoming fully amortized during 2006 and 2007.  This decrease is offset by an increase of $2.2 million related to 2006 and 2007 acquisition properties and completed developments.

Interest Expense

Interest expense for the year ended December 31, 2007 was $16.0 million compared to $14.2 million for the year ended December 31, 2006, an increase of $1.8 million, or 12.4%.  This increase was primarily due to the timing of property and business acquisitions and the repayment of debt using proceeds from the March 2007 common stock equity offering.

Cash Flows

Cash provided by operations was $15.9 million and $11.9 million for the years ended December 31, 2006 and 2005, respectively.  The increase of $4.0 million was primarily due to (1) a $3.1 million increase in earnings before non-cash depreciation, amortizations, straight-line rent and change in fair value of interest rate swap agreements, (2) proceeds of $0.7 million from the termination of interest rate swap agreements, and (3) a $0.2 million net increase due to changes in operating assets and liabilities primarily resulting from increased collected prepaid rent and increased accruals for interest.

Cash used in investing activities was $103.6 million and $33.4 million for the years ended December 31, 2006 and 2005, respectively.  The increase of $70.3 million was primarily due an increase to investments in real estate properties and businesses of $96.5 million offset by the proceeds from the sale of real estate property and partnership interests of $2.8 million and the cash paid of $27.0 million in the Formation Transaction in 2005.

Cash provided by financing activities was $78.9 million and $29.4 million for the years ended December 31, 2006 and 2005, respectively.  Cash provided by financing activities in 2006 was primarily due to net proceeds from debt of $92.5 million, primarily drawn from the Credit Facility and the new mortgage for Methodist Professional Center One.  These net proceeds were used in order to fund the current period acquisitions offset by dividends and distributions of $13.0 million.  Cash provided by financing activities in 2005 was primarily due to the receipt of the net proceeds from the sale of common stock offset by the repayment in full of certain mortgages and notes payables.

Construction in Progress

Construction in progress at December 31, 2008, consisted of the following (dollars in thousands):

Property	Location	Estimated Completion Date	Net Rentable Square Feet	Investment to Date	Estimated Total Investment

St. Luke's Riverside MOB	Bethlehem, PA	2nd Half 2010	80,000	$1,240	$16,000
The Woodlands Center (1)	Pensacola, FL	4Q 2009	76,000	8,969	24,769
Medical Center Physicians Tower	Jackson, TN	1Q 2009	107,000	416	21,100
Land and pre-construction developments			-	4,689	-
			263,000	$15,314	$61,869

(1) Owned by Genesis Property Holding, LLC, which is a consolidated real estate partnership. The Company expects to have a 40.0% ownership upon completion.

Liquidity and Capital Resources

As of December 31, 2008, the Company had approximately $34.7 million available in cash and cash equivalents.  The Company is required to distribute at least 90% of the Company’s net taxable income, excluding net capital gains, to the Company’s stockholders on an annual basis due to qualification requirements as a REIT. Therefore, as a general matter, it is unlikely that the Company will generate substantial cash balances from operations that could be used to meet the Company’s other liquidity needs. Instead, these needs must be met from cash generated from operations and external sources of capital.

The Company has a $150.0 million secured revolving Credit Facility. The Credit Facility is available to fund working capital and for other general corporate purposes; to finance acquisition and development activity; and to refinance existing and future indebtedness. The Credit Facility permits the Company to borrow up to $150.0 million of revolving loans, with sub-limits of $25.0 million for swingline loans and $25.0 million for letters of credit.  For additional information, see Note 9 of the accompanying consolidated financial statements.

The Credit Facility will terminate and all amounts outstanding thereunder shall be due and payable in March 2011.  The Credit Facility provides for a one-year extension at the Company’s option conditioned upon the lenders being satisfied with the Company and its subsidiaries’ financial condition and liquidity, and taking into consideration any payment, extension or refinancing of the Term Loan.  There could be no assurance if and on what terms the lender might be willing to extend the Credit Facility upon its maturity in March 2011.

The Credit Facility also allows for up to $100.0 million of increased availability (to a total aggregate available amount of $250.0 million), at the Company’s option but subject to each Lender’s option to increase its commitment. The interest rate on loans under the Credit Facility equals, at the Company’s election, either (1) LIBOR (0.44% as of December 31, 2008) plus a margin of between 95 to 140 basis points based on the Company’s total leverage ratio or (2) the higher of the federal funds rate plus 50 basis points or Bank of America, N.A.’s prime rate (3.25% as of December 31, 2008).

The Credit Facility contains customary terms and conditions for credit facilities of this type, including, but not limited to: (1) affirmative covenants relating to the Company’s corporate structure and ownership, maintenance of insurance, compliance with environmental laws and preparation of environmental reports, maintenance of the Company’s REIT qualification and listing on the New York Stock Exchange, (2) negative covenants relating to restrictions on liens, indebtedness, certain investments (including loans and certain advances), mergers and other fundamental changes, sales and other dispositions of property or assets and transactions with affiliates, and (3) financial covenants to be met by the Company at all times including a maximum total leverage ratio (70%), maximum real estate leverage ratio (70%), minimum fixed charge coverage ratio (1.50 to 1.00), maximum total debt to real estate value ratio (90%) and minimum consolidated tangible net worth ($45 million plus 85% of the net proceeds of equity issuances issued after the closing date).  The Company was in compliance with all covenants at December 31, 2008.

As of December 31, 2008, there was $17.5 million available under the Credit Facility. There was $124.5 million outstanding at December 31, 2008 and $8.0 million of availability was restricted related to outstanding letters of credit.

The Company, through Erdman, has $100.0 million outstanding under a $100.0 million Term Loan.  The Term Loan is secured by the stock and certain accounts receivable of Erdman and is guaranteed by the Company.  The Term Loan matures on March 10, 2011, and is subject to a one-time right to a one-year extension at the Company’s option (and the payment of an extension fee).  The Term Loan contains customary covenants similar to the Credit Facility and financial covenants to be met by the Company at all times under the guaranty including a maximum total leverage ratio (70%), maximum real estate leverage ratio (70%), minimum fixed charge coverage ratio (1.50 to 1.00), maximum total debt to real estate value ratio (90%) and minimum consolidated tangible net worth ($45 million plus 85% of the net proceeds of equity issuances), as well as being cross defaulted to the Company’s Credit Facility.  The Term Loan has financial covenants relating only to Erdman including a minimum adjusted consolidated EBITDA, ($22.5 million), maximum consolidated total indebtedness to adjusted consolidated EBITDA (5.50 to 1.00), minimum adjusted consolidated EBITDA to consolidated fixed charges (2.00 to 1.00), and maximum consolidated senior indebtedness to adjusted consolidated EBITDA (4.25 to 1.00 as of December 31, 2008, decreases to 3.75 to 1.00 on July 1, 2009).  Erdman may be required to repay a portion of the principal balance during 2009 if adjusted consolidated EBITDA is insufficient to meet the lowered ratio of maximum consolidated senior indebtedness to adjusted consolidated EBITDA that occurs in 2009.  As of December 31, 2008, consolidated senior indebtedness to adjusted consolidated EBITDA was 3.71.  If the Company or Erdman were in default under the Term Loan the lenders under the Credit Facility could declare the Company in default under that facility as well.

Short-Term Liquidity Needs

        The Company believes that it will have sufficient capital resources as a result of operations and the borrowings in place to fund ongoing operations and distributions required to maintain REIT compliance.  The Company currently anticipates 2009 cash flow from operations, before changes in operating assets and liabilities, to approximate the sum of 2009 cash outflows for capital expenditures and tenant improvement expenditures for properties owned as of December 31, 2008, dividends to shareholders, and distributions to OP Unitholders.  Subject to IRS guidelines, the Company is permitted to pay a portion of pay its dividends in the form of common stock in lieu of cash.  The Company anticipates using its cash and cash equivalents and Credit Facility availability for changes in operating assets and liabilities, principal maturities, and the Company’s equity funding portion for new developments and acquisitions.  The Company has no significant redevelopment planned for 2009.

As of December 31, 2008, the Company had approximately $50.6 million of principal and maturity payments due in 2009 related to mortgage note payables.  Of this $50.6 million, $30.0 million can be extended for one two-year period at the Company’s conditional option.  The Company believes it will be able to refinance the 2009 balloon maturities as a result of the current loan to value ratios at individual properties and preliminary discussions with lenders.  The stated interest rates (LIBOR plus spread) at December 31, 2008 are comparable to the Company’s weighted average fixed rate at December 31, 2008.  In addition, the Company has $52.2 million combined cash and cash equivalents and Credit Facility availability as of December 31, 2008, which exceeds the 2009 principal and maturity payments due in 2009.

As of December 31, 2008, the Company has no outstanding equity commitments to joint ventures formed prior to December 31, 2008.  The Cogdell Spencer Medical Partners LLC acquisition joint venture has no properties under contract to acquire as of December 31, 2008, thus the Company has no equity commitment to the joint venture as of December 31, 2008.

The Company intends to have construction financing agreements in place before construction begins on development projects.  Development projects will be either wholly-owned, joint ventured with physicians, or joint ventured with other third parties.

On December 29, 2008, the Company declared a dividend to common stockholders of record and the Operating Partnership declared a distribution to holders of OP units of record, in each case as of December 31, 2008, totaling $6.1 million, or $0.225 per share or OP unit, covering the period from October 1, 2008 through December 31, 2008. The dividend and distribution were paid on January 30, 2009. The dividend and distribution were equivalent to an annual rate of $0.90 per share and OP unit.

Long-Term Liquidity Needs

The Company’s principal long-term liquidity needs consist primarily of new property development, property acquisitions, and principal payments under various mortgages and other credit facilities and non-recurring capital expenditures. The Company does not expect that its net cash provided by operations will be sufficient to meet all of these long-term liquidity needs. Instead, the Company expects to finance new property developments through modest cash equity capital contributed by the Company together with construction loan proceeds, as well as through cash equity investments by its tenants or third parties. The Company expects to fund property acquisitions through a combination of borrowings under its Credit Facility and traditional secured mortgage financing. In addition, the Company expects to use OP units issued by the Operating Partnership to acquire properties from existing owners seeking a tax deferred transaction.

Although capital markets continued to remain tight during 2008 and into the first quarter of 2009, the Company continues to expect to meet long-term liquidity requirements through net cash provided by operations and, to the extent possible and desirable, through additional equity and debt financings, including loans from banks, institutional investors or other lenders, bridge loans, letters of credit, and other lending arrangements, most of which will be secured by mortgages. Notwithstanding the Company’s expectations discussed above, financial markets continue to experience unusual volatility and uncertainty.  Financial systems throughout the world have become illiquid with banks no longer willing to lend substantial amounts to other banks and borrowers.  Consequently, there is greater uncertainty regarding the Company’s ability to access the credit market in order to attract financing or capital on reasonable terms or on any terms.  The Company may also issue unsecured debt in the future.  However, with the current deteriorating general economic conditions and the current volatility of the debt and equity markets, there can be no assurance as to the Company’s ability to raise new debt or equity.  The Company does not, in general, expect to meet its long-term liquidity needs through dispositions of its properties. In the event that the Company were to sell any of its properties in the future, depending on which property were to be sold, the Company may need to structure the sale or disposition as a tax deferred transaction which would require the reinvestment of the proceeds from such transaction in another property or, however, the proceeds that would be available to the Company from such sales may be reduced by amounts that the Company may owe under the tax protection agreements entered into in connection with the Company’s formation transactions and certain property acquisitions. In addition, the Company’s ability to sell certain of its assets could be adversely affected by the general illiquidity of real estate assets and certain additional factors particular to the Company’s portfolio such as the specialized nature of its target property type, property use restrictions and the need to obtain consents or waivers of rights of first refusal or rights of first offers from ground lessors in the case of sales of its properties that are subject to ground leases.

The Company intends to repay indebtedness incurred under its Credit Facility from time to time, for acquisitions or otherwise, out of cash flow from operations and from the proceeds, to the extent possible and desirable, of additional debt or equity issuances. In the future, the Company may seek to increase the amount of the Credit Facility, negotiate additional credit facilities or issue corporate debt instruments.  However, with the current volatility in the debt markets, there can be no assurance as to the Company’s ability to raise new debt.  Any indebtedness incurred or issued by the Company may be secured or unsecured, short-, medium- or long-term, fixed or variable interest rate and may be subject to other terms and conditions the Company deems acceptable. The Company intends to refinance at maturity the mortgage notes payable that have balloon payments at maturity.

Contractual Obligations

        The following table summarizes the Company’s contractual obligations as of December 31, 2008, including the maturities and scheduled principal repayments and the commitments due in connection with the Company’s ground leases and operating leases for the periods indicated (in thousands):

	2009	2010	2011	2012	2013	Thereafter	Total
Obligation:
Long-term debt principal payments and maturities (1)	$50,577	$31,708	$250,898	$23,137	$13,861	$94,843	$465,024
Standby letters of credit (2)	8,048	-	-	-		-	8,048
Interest payments (3)	21,987	18,796	10,129	6,774	5,842	13,837	77,365
Purchase commitments (4)	11,589	836	-	-		-	12,425
Ground leases (5)	314	314	314	315	315	9,631	11,203
Operating leases (6)	5,217	4,316	3,857	3,556	2,968	24,527	44,441
Total	$97,732	$55,970	$265,198	$33,782	$22,986	$142,838	$618,506
(1) Includes notes payable under the Company's Credit Facility
(2) As collateral for performance, the Company is contingently liable under standby letters of credit, which also reduces the availability under the Credit Facility
(3) Assumes one-month LIBOR of 0.44% and Prime Rate of 3.25% which were the rates as of December 31, 2008 and includes fixed rate interest swap agreements.
(4) These purchase commitments are related to the Company's development projects that are currently under construction.
(5) Substantially all of the ground and air rights leases effectively limit our control over various aspects of the operation of the applicable property, restrict our ability to transfer the property and allow the lessor the right of first refusal to purchase the building and improvements.  All of the ground leases provide for the property to revert to the lessor for no consideration upon the expiration or earlier termination of the ground upon the expiration or earlier termination of the ground or air rights lease.

(6) Payments under operating lease agreements relate to various of our properties' equipment and office space leases. The future minimum lease commitments under these leases are as indicated.

For additional information, see Note 11 to the accompanying notes in the consolidated financial statements.

Off-Balance Sheet Arrangements

The Company may guarantee debt in connection with certain of its development activities, including joint ventures, from time to time. As of December 31, 2008, the Company did not have any such guarantees or other off-balance sheet arrangements outstanding.

Real Estate Taxes

The Company’s leases generally require the tenants to be responsible for all real estate taxes.

Inflation

The Company’s leases at wholly-owned and consolidated partnership properties generally provide for either indexed escalators, based on the CPI or other measures or, to a lesser extent, fixed increases in base rents. The leases also contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes. The Company’s property management and related services provided to third parties typically provide for fees based on a percentage of revenues for the month as defined in the related property management agreements. The revenues collected from leases are generally structured as described above, with year over year increases. The Company also pays certain payroll and related costs related to the operations of third party properties that are managed by the Company. Under terms of the related management agreements, these costs are reimbursed by the third party property owners. The Company believes that inflationary increases in expenses will be offset, in part, by the contractual rent increases and tenant expense reimbursements described above.

Seasonality

Erdman’s business can be subject to seasonality due to weather conditions at construction sites. In addition, construction starts and contract signings can be impacted by the timing of budget cycles at healthcare systems and providers.

Recent Accounting Pronouncements

For additional information, see Note 2 to the accompanying consolidated financial statements.

Item 8.	Financial Statements and Supplementary Data

COGDELL SPENCER INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cogdell Spencer Inc.
Charlotte, North Carolina

We have audited the accompanying consolidated balance sheets of Cogdell Spencer Inc. and subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2008.  Our audits also included the financial statement schedule listed in the Index at Item 8.  These financial statements and financial statement schedule are the responsibility of the Company's management.  Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cogdell Spencer Inc. and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for noncontrolling interests in 2006, 2007 and 2008.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2009 expressed an unqualified opinion on the Company's internal control over financial reporting.

DELOITTE & TOUCHE LLP

McLean, Virginia
March 16, 2009 (November 13, 2009 as to the effects of the adoption of SFAS No. 160, as discussed in Note 2)

COGDELL SPENCER INC.

CONSOLIDATED BALANCR SHEETS
(in thousands, except per share amounts)

	December 31, 2008	December 31, 2007
Assets
Real estate properties:
Land	$30,673	$30,673
Buildings and improvements	501,259	455,606
Less: Accumulated depreciation	(69,285)	(44,596)
Net operating real estate properties	462,647	441,683
Construction in progress	15,314	13,380
Net real estate properties	477,961	455,063
Cash and cash equivalents	34,668	3,555
Restricted cash	12,964	1,803
Tenant and accounts receivable, net of allowance of $194 in 2008 and $19 in 2007	43,523	2,248
Goodwill	180,435	5,335
Trade names and trademarks	75,969	-
Intangible assets, net of accumulated amortization of $38,054 in 2008 and $18,728 in 2007	45,363	26,254
Other assets	29,207	11,979
Total assets	$900,090	$506,237

Liabilities and equity
Mortgage notes payable	$240,736	$237,504
Revolving credit facility	124,500	79,200
Term loan	100,000	-
Accounts payable	22,090	5,817
Billings in excess of costs and estimated earnings on uncompleted contracts	17,025	-
Deferred income taxes	34,176	217
Payable to prior Erdman shareholders	18,002	-
Other liabilities	60,567	21,243
Total liabilities	617,096	343,981
Commitments and contingencies
Equity:
Cogdell Spencer Inc. stockholders' equity:
Preferred stock, $0.01 par value; 50,000 shares authorized, none issued or outstanding	-	-
Common stock; $0.01 par value; 200,000 shares authorized, 17,699 and 11,948 shares issued and outstanding in 2008 and 2007, respectively	177	119
Additional paid-in capital	275,380	166,901
Accumulated other comprehensive loss	(5,106)	(884)
Accumulated deficit	(77,438)	(50,751)
Total Cogdell Spencer Inc. stockholders' equity	193,013	115,385
Noncontrolling interests:
Real estate partnerships	4,657	2,434
Operating partnership	85,324	44,437
Total noncontrolling interests	89,981	46,871
Total equity	282,994	162,256
Total liabilities and equity	$900,090	$506,237

See notes to consolidated financial statements.

COGDELL SPENCER INC

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2008	December 31, 2007	December 31, 2006
Revenues:
Rental revenue	$77,799	$63,029	$52,746
Design-Build contract revenue and other sales	253,596	-	-
Property management and other fees	3,460	3,502	2,077
Development management and other income	885	290	133
Total revenues	335,740	66,821	54,956
Expenses:
Property operating and management	31,376	25,704	19,848
Design-Build contracts and development management	214,019	-	-
Selling, general, and administrative	30,215	7,365	6,261
Depreciation and amortization	45,016	27,758	30,273
Total expenses	320,626	60,827	56,382
Income (loss) from continuing operations before other income (expense), and income tax (expense) benefit	15,114	5,994	(1,426)
Other income (expense):
Interest and other income, net	922	1,073	821
Interest expense	(25,159)	(15,964)	(14,199)
Loss on early extinguishment of debt	-	-	(37)
Equity in earnings of unconsolidated real estate partnerships	22	20	4
Gain from sale of real estate partnership interests	-	-	484
Total other income (expense)	(24,215)	(14,871)	(12,927)
Loss from continuing operations before income tax (expense) benefit	(9,101)	(8,877)	(14,353)
Income tax (expense) benefit	1,244	(117)	(107)
Loss from continuing operations	(7,857)	(8,994)	(14,460)
Discontinued operations:
Loss from discontinued operations	-	-	(9)
Gain from sale of real estate property	-	-	435
Total discontinued operations	-	-	426
Net loss	(7,857)	(8,994)	(14,034)
Net loss (income) attributable to the noncontrolling interest in:
Real estate partnerships	(964)	(85)	(121)
Operating partnership	3,048	2,738	5,058
Net loss attributable to Cogdell Spencer Inc.	$(5,773)	$(6,341)	$(9,097)

Per share data - basic and diluted
Loss from continuing operations attributable to Cogdell Spencer Inc.	$(0.37)	$(0.57)	$(1.17)
Income from discontinued operations attributable to Cogdell Spencer Inc.	-	-	0.03
Net loss attributable to Cogdell Spencer Inc.	$(0.37)	$(0.57)	$(1.14)
Weighted average common shares outstanding - basic and diluted	15,770	11,056	7,975

Amounts attributable to Cogdell Spencer Inc.:
Loss from continuing operations	$(5,773)	$(6,341)	$(9,373)
Discontinued operations	-	-	276
Net loss	$(5,773)	$(6,341)	$(9,097)

See notes to consolidated financial statements.

COGDELL SPENCER INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands)
			Cogdell Spencer Inc. Stockholders
				Unamortized	Accumulated			Noncontrolling	Noncontrolling
				Restricted	Other		Additional	Interests in	Interests in
	Total	Comprehensive	Accumulated	Stock	Comprehensive	Common	Paid-in	Operating	Real Estate
	Equity	Income (Loss)	Deficit	Compensation	Income (Loss)	Stock	Capital	Partnership	Partnerships

Balance at January 1, 2006	$140,486	$-	$(7,467)	$(299)	$-	$80	$86,154	$62,018	$-
Comprehensive loss:
Net income (loss)	(14,034)	(14,034)	(9,097)	-	-	-	-	(5,058)	121
Unrealized gain on interest rate swaps	73	73	-	-	47	-	-	26	-
Comprehensive loss	(13,961)	$(13,961)
Issuance of operating partnership units	6,018		-	-	-	-	-	6,018	-
Redemption of operating partnership units	(916)		-	-	-	-	-	(916)	-
Amortization of restricted stock grants	124		-	-	-	-	88	36	-
Dividends and distributions	(17,519)		(11,197)	-	-	-	-	(6,188)	(134)
Transfer of unamortized restricted stock compensation to additional paid-in capital	-		-	299	-	-	(299)	-	-
Cumulative effect adjustment associated with the implementation of EITF 04-5	(556)		59	-	-	-	(785)	-	170
Adjustment to record change of interest in the operating partnership due to the issuance of operating partnership units in excess of book value	-		-	-	-	-	2,066	(2,066)	-
Balance at December 31, 2006	113,676		(27,702)	-	47	80	87,224	53,870	157
Comprehensive loss:
Net income (loss)	(8,994)	(8,994)	(6,341)	-	-	-	-	(2,738)	85
Unrealized loss on interest rate swaps	(1,307)	(1,307)	-	-	(931)	-	-	(376)	-
Comprehensive loss	(10,301)	$(10,301)
Issuance of common stock, net of costs	78,464		-	-	-	39	78,425	-	-
Issuance of operating partnership units	2,426		-	-	-	-	-	2,426	-
Redemption of operating partnership units	(1,326)		-	-	-	-	-	(1,326)	-
Conversion of operating partnership units to common stock	-		-	-	-	-	6	(6)	-
Issuance of limited partnership interests in real estate partnership	2,308		-	-	-	-	-	-	2,308
Restricted stock and LTIP units grants	73		-	-	-	-	20	53	-
Amortization of restricted stock grants	110		-	-	-	-	69	41	-
Dividends and distributions	(23,174)		(16,708)	-	-	-	-	(6,350)	(116)
Adjustment to record change of interest in the operating partnership due to the issuance of operating partnership units in excess of book value	-		-	-	-	-	1,157	(1,157)	-
Balance at December 31, 2007	162,256		(50,751)	-	(884)	119	166,901	44,437	2,434

.

COGDELL SPENCER INC

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (CONTINUED)
(in thousands)
			Cogdell Spencer Inc. Stockholders
				Unamortized	Accumulated			Noncontrolling	Noncontrolling
				Restricted	Other		Additional	Interests in	Interests in
	Total	Comprehensive	Accumulated	Stock	Comprehensive	Common	Paid-in	Operating	Real Estate
	Equity	Income (Loss)	Deficit	Compensation	Income (Loss)	Stock	Capital	Partnership	Partnerships

Comprehensive loss:
Net income (loss)	(7,857)	(7,857)	(5,773)	-	-	-	-	(3,048)	964
Unrealized loss on interest rate swaps, net of tax	(7,936)	(7,936)	-	-	(4,222)	-	-	(2,092)	(1,622)
Comprehensive loss	(15,793)	$(15,793)
Issuance of common stock, net of costs	91,231		-	-	-	57	91,174	-	-
Issuance of operating partnership units	74,270		-	-	-	-	-	74,270	-
Redemption of operating partnership units	(493)		-	-	-	-	-	(493)	-
Conversion of operating partnership units to common stock	(114)		-	-	-	1	1,843	(1,958)	-
Issuance of limited partnership interests in real estate partnership	3,845		-	-	-	-	-	-	3,845
Restricted stock and LTIP units grants	1,144		-	-	-	-	94	1,050	-
Amortization of restricted stock grants	101		-	-	-	-	63	38	-
Dividends and distributions	(33,453)		(20,914)	-	-	-	-	(11,575)	(964)
Adjustment to record change of interest in the operating partnership due to the issuance of operating partnership units at other than book value	-		-	-	-	-	15,305	(15,305)	-
Balance at December 31, 2008	$282,994		$(77,438)	$-	$(5,106)	$177	$275,380	$85,324	$4,657

COGDELL SPENCER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2008	December 31, 2007	December 31, 2006
Operating activities:
Net loss	$(7,857)	$(8,994)	$(14,034)
Adjustments to reconcile net loss to cash
provided by operating activities:
Gain from sale of real estate partnership interests	-	-	(484)
Gain from sale of real estate property - discontinued operations	-	-	(435)
Depreciation and amortization (including amounts in discontinued operations)	45,016	27,758	30,325
Amortization of acquired above market leases and acquired below market leases, net (including amounts in discontinued operations)	(638)	(723)	(990)
Straight line rental revenue	(569)	(445)	(189)
Amortization of deferred finance costs and debt premium	1,286	271	92
Deferred income taxes	(5,657)	(30)	(13)
Equity-based compensation	1,245	183	88
Equity in earnings of unconsolidated real estate partnerships	(22)	(20)	(4)
Prepayment penalty for early extinguishment of debt	-	-	37
Change in fair value of interest rate swap agreements	-	-	(9)
Termination of interest rate swap agreements	-	-	736
Changes in operating assets and liabilities:
Tenant and accounts receivable and other assets	16,243	(369)	(966)
Accounts payable and other liabilities	(4,191)	6,138	1,746
Billings in excess of costs and estimated earnings on uncompleted contracts	(20,109)	-	-
Net cash provided by operating activities	24,747	23,769	15,900
Investing activities:
Business acquisitions, net of cash acquired	(134,134)	-	(1,140)
Investment in real estate properties, net of cash acquired	(45,522)	(112,355)	(105,918)
Purchase of noncontrolling interests in operating partnership	(770)	(4,340)	(1,414)
Proceeds from sale of real estate property	-	-	1,909
Proceeds from sale of real estate partnership interests	-	-	587
Proceeds from sales-type capital lease	306	305	306
Purchase of corporate property, plant and equipment	(3,008)	(576)	-
Distributions received from unconsolidated real estate partnerships	5	14	6
Increase in restricted cash	(11,161)	(346)	(203)
Net cash used in investing activities	(194,284)	(117,298)	(105,867)
Financing activities:
Proceeds from mortgage notes payable	22,580	70,257	43,270
Repayments of mortgage notes payable	(21,964)	(33,361)	(8,675)
Proceeds from revolving credit facility	145,000	82,400	92,250
Repayments to revolving credit facility	(99,700)	(80,687)	(34,363)
Proceeds from term loan	100,000	-	-
Prepayment penalty for early extinguishment of debt	-	-	(37)
Net proceeds from sale of common stock	91,229	78,463	-
Dividends and distributions	(32,101)	(21,705)	(12,981)
Contributions from noncontrolling interests in real estate partnerships	481	1,848	-
Distributions to noncontrolling interests in real estate partnerships	(963)	(117)	(134)
Payment of deferred financing costs	(3,912)	(1,043)	(398)
Net cash provided by financing activities	200,650	96,055	78,932
Increase (decrease) in cash and cash equivalents	31,113	2,526	(11,035)
Balance at beginning of period	3,555	1,029	9,571
Cumulative effect adjustment associated with the implementation of EITF 04-5	-	-	213
Balance at end of period	$34,668	$3,555	$(1,251)
Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest	$25,477	$15,355	$13,372

Cash paid for income taxes	$3,897	$307	$-

Supplemental cash flow information - noncash
investing and financing activities:
Operating Partnership Units issued or to be issued in connection with the acquisition of a business or real estate property	$81,347	$3,583	$6,017
Investment in real estate properties included in accounts payable and other liabilities	(1,788)	1,109	2,800
Debt assumed with purchase of properties	2,733	16,238	5,178
Noncontrolling interest assumed with purchase of property	3,359	-	-
Investment in real estate costs contributed by partner in a consolidated real estate partnership	-	460	-
Accrued dividends and distributions	6,061	5,771	4,404
Operating Partnership Units converted into common stock	1,844	-	-

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business

Cogdell Spencer Inc., incorporated in Maryland in 2005, together with its subsidiaries (the “Company”) is a fully-integrated, self-administered, and self-managed real estate investment trust (“REIT”) that invests in specialty office buildings for the medical profession, including medical offices and ambulatory surgery and diagnostic centers.  The Company focuses on the ownership, development, redevelopment, acquisition, and management of strategically located medical office buildings and other healthcare related facilities in the United States of America.  The Company provides services from strategic planning to long-term property ownership and management.  Integrated delivery service offerings include architecture, engineering, construction and capital project development.  The Company has been built around understanding and addressing the specialized real estate needs of the healthcare industry.  The Company operates its business through Cogdell Spencer LP, its operating partnership subsidiary (the “Operating Partnership”), and its subsidiaries.  The Company has two segments: (1) Property Operations and (2) Design-Build and Development.  Property Operations owns and manages properties and manages properties for third parties.  Design-Build and Development provides architecture, construction, and development services for properties owned by the Company and for third parties.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and represent the assets and liabilities and operating results of the Company.  The consolidated financial statements include the Company’s accounts, its wholly-owned subsidiaries, as well as the Operating Partnership and its subsidiaries.  The consolidated financial statements also include any partnerships for which the Company or its subsidiaries is the general partner or the managing member and the rights of the limited partners do not overcome the presumption of control by the general partner or managing member.  All significant intercompany balances and transactions have been eliminated in consolidation.

The Company reviews its interests in entities to determine if the entity’s assets, liabilities, noncontrolling interests and results of activities should be included in the consolidated financial statements in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities”, Emerging Issues Task Force (“EITF”) 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights”, and Accounting Research Bulletin No. 51, “Consolidated Financial Statements.”

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes.  Significant estimates and assumptions are used by management in determining the percentage of completion revenue, useful lives of real estate properties and improvements, the initial valuations and underlying allocations of purchase price in connection with business and real estate property acquisitions, and projected cash flow and fair value estimates used for impairment testing.  Actual results may differ from those estimates.

Revenue Recognition

The Company derives a majority of its revenues from two main sources: 1) from rents received from tenants under existing leases in medical office buildings and other healthcare related facilities, and 2) from revenue earned from design-build construction contracts and development contracts.

Rental Revenue and Property Management. Rental income related to non-cancelable operating leases is recognized as earned over the term, which is the period from the date the lessee has access and control over the leased space to the lease termination date, of the lease agreements on a straight-line basis.  Rental income recognized on a straight-line basis for certain lease agreements results in recognized revenue greater than or less than amounts contractually due from tenants.  In addition, the leases generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes.  At times the Company will receive cash payments at the inception of the lease for tenant improvements and these amounts are amortized into rental revenue over the life of the lease.  These amounts are included in “Other liabilities” in the consolidated balance sheets.  The Company monitors the creditworthiness of its tenants on a regular basis and maintains an allowance for doubtful accounts.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company receives fees for property management and related services provided to third parties which are reflected as property management fee revenue.  Management fees are generally based on a percentage of revenues for the month as defined in the related property management agreements.  The Company pays certain payroll and related costs related to the operations of third party properties that are managed by the Company.  Under terms of the related management agreements, these costs are reimbursed by the third party property owners.  The amounts billed to the third party owners are recognized as revenue in accordance with EITF 01-14, “Income Statement Characterization of Reimbursements Received for “Out of Pocket” Expenses Incurred.”

Design-Build Contract Revenues and Development Management.  Design-Build contract revenue is recognized under the percentage-of-completion method of accounting in accordance with American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.”  Revenues are determined by measuring the percentage of costs incurred to date to estimated total costs for each design-build contract based on current estimates of costs to complete.  Contract costs include all labor and benefits, materials, subcontracts, and an allocation of indirect costs related to contract performance such as architectural, engineering, and construction management.  Indirect costs are allocated to projects based upon labor hours charged.  As long-term design-build projects extend over one or more years, revisions in cost and estimated earnings during the course of the work are reflected in the accounting period in which the facts which require the revision become known.  At the time a loss on a design-build project becomes known, the entire amount of the estimated ultimate loss is recognized in the consolidated financial statements.  Change orders are recognized when they are approved by the client.

Costs and estimated earnings in excess of billings on uncompleted design-build projects (“underbillings”) are included in “Other assets” in the consolidated balance sheets.  Billings in excess of costs and estimated earnings on uncompleted design-build projects (“overbillings”) are included in liabilities in the consolidated balance sheets.  Customers are billed on a monthly basis at the end of each month.  As a result, typically the Company generates billings in excess of costs and estimated earnings on design-build projects.

Revenue from project analysis and design agreements is accounted for on the completed contract method.  Costs in excess of billings and billings in excess of costs on project analysis and design agreements are included with design-build projects over and underbillings in the consolidated balance sheets.  Revenue from development agreements is recognized as earned per the agreements and costs are expensed as incurred.

Gains on Disposition of Real Estate.  The Company recognizes sales of real estate properties upon closing and meeting the criteria for a sale under FASB of Financial Accounting Standards (“SFAS”) No. 66, “Accounting for Sales of Real Estate” (“SFAS 66”).  Payments received from purchasers prior to closing are recorded as deposits.  Profit on real estate sold is recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale.  This includes the buyer’s initial and continuing investments being adequate to demonstrate a commitment to pay for the property and the Company not having substantial continuing involvement whereby the usual risks and rewards of ownership would not be transferred to the buyer.  Profit may be deferred in whole or part until the sales meet the requirements of profit recognition on sales of real estate under SFAS 66.

 Other income.  Other income on the Company’s statement of operations generally includes income incidental to the operations of the Company and is recognized when earned.  Interest and other income includes the amortization of unearned income related to a sales-type capital lease.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

        The Company elected to be taxed as a REIT under sections 856 through 860 of the Internal Revenue Code of 1986, as amended.  REITs are subject to a number of organizational and operational requirements, including a requirement that 90% of ordinary its “REIT taxable income” (as determined without regard to the dividends paid deduction or net capital gains) taxable income be distributed.  As a REIT, the Company will generally not be subject to U.S. federal income tax to the extent that it meets the organization and operational requirements and distributions equal or exceed taxable income.  For all periods subsequent to the REIT election, the Company has met the organization and operational requirements and distributions exceeded net taxable income.  Accordingly, no provision has been made for federal and state income taxes, except as follows.

The Company, together with Cogdell Spencer Advisors, LLC (“CSA LLC”), wholly-owned by the Operating Partnership, have jointly elected for CSA LLC to be treated as a taxable REIT subsidiary (a “TRS”).  Consera Healthcare Real Estate, LLC (“Consera”) has been reorganized and is now a wholly-owned subsidiary of CSA LLC.  The Company, together with MEA Holdings, Inc., the parent company of Erdman Company (together, “Erdman”), a wholly-owned subsidiary of the operating partnership, have also jointly elected for Erdman to be treated as a TRS.  As TRSs, the operations of CSA LLC and Erdman are generally subject to corporate income taxes.

The Company’s TRSs account for their income taxes based on the requirements of SFAS No. 109, "Accounting for Income Taxes" (“SFAS 109”), which includes an estimate of the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  The calculation of the TRSs’ tax provision may require interpreting tax laws and regulations and could result in the use of judgments or estimates which could cause their recorded tax liability to differ from the actual amount due.  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The TRSs periodically assess the realizability of deferred tax assets and the adequacy of deferred tax liabilities, including the results of local, state, or federal statutory tax audits or estimates and judgments used.

Effective January 1, 2007, the Company and the TRSs began applying the provisions of the FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109" for measuring and recognizing tax benefits associated with uncertain tax positions.  Penalties and interest, if incurred, would be recorded as a component of income tax expense.

During 2008, the Company paid four quarterly dividends of $0.35 per share, totaling $1.40 per share for the year.  The dividends of $1.40 per share are classified for income tax purposes as 27.9% taxable ordinary dividend, 15.7% "qualified dividends" eligible for the reduced rates on dividends pursuant to the Jobs and Growth Tax Relief Reconciliation Act of 2003, and 56.4% return of capital.

Warranties

Erdman provides standard industry warranties, which generally are for one year after completion of a project. Buildings are guaranteed against defects in workmanship for one year after completion. The typical warranty requires that Erdman replace or repair the defective item. Erdman records an estimate for future warranty related costs based on actual historical warranty claims. This estimated liability is included in “Other liabilities” in the consolidated balance sheets. Based on analysis of warranty costs, the warranty provisions are adjusted as necessary. While warranty costs have historically been within its calculated expectations, it is possible that future warranty costs could exceed expectations.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The changes in the carrying amounts of the total warranty liabilities for the periods shown are as follows (in thousands):
	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2008	December 31, 2007	December 31, 2006

Balance at the beginning of period	$-	$-	$-
Erdman acquisition	4,600	-	-
Accruals	2,217	-	-
Settlements	(2,486)	-	-
Balance at the end of period	$4,331	$-	$-

Comprehensive Income or Loss

Comprehensive income or loss includes net income (loss) and all other non-owner changes in stockholders’ equity during a period including unrealized fair value adjustments on certain derivative agreements.

Cash and Cash Equivalents

The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents.  Restricted cash and short-term investments are excluded from cash for the purpose of preparing the consolidated statements of cash flows.

Restricted Cash

Restricted cash includes escrow accounts held by lenders and banks.  Restricted cash also includes proceeds from property sales deposited with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations.

Real Estate Properties and Related Intangible Assets

Land and buildings and improvements are recorded at cost.  For developed properties, direct and indirect costs that clearly relate to projects under development are capitalized in accordance with SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.”  Costs include construction costs, professional services such as architectural and legal costs, travel expenses, capitalized interest and direct payroll and other acquisition costs.  The Company begins capitalization when the project is probable.  Capitalization of interest ceases when the property is ready for its intended use, which is generally near the date that a certificate of occupancy is obtained.

Depreciation and amortization is computed using the straight-line method for financial reporting purposes.  Buildings and improvements are depreciated over 13 to 50 years.  Tenant improvement costs, which are included in building and improvements in the consolidated balance sheets, are depreciated over the shorter of (i) the related remaining lease term or (ii) the life of the improvement.  Corporate property, plant and equipment, which are included in “Other assets,” are depreciated over three to seven years.

Prior to the application of SFAS 160, acquisitions of properties and Operating Partnership minority interests are accounted for utilizing the purchase method in accordance with SFAS No. 141, “Business Combinations,” and accordingly the purchase cost is allocated to tangible and intangible assets and liabilities based on their relative fair values.  The fair value of tangible assets acquired is determined by valuing the property as if it were vacant, applying methods similar to those used by independent appraisers of income-producing property.  The resulting value is then allocated to land, buildings and improvements, and tenant improvements based on management’s determination of the relative fair value of these assets.  The assumptions used in the allocation of fair values to assets acquired are based on management’s best estimates at the time of evaluation.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair value is assigned to above-market and below-market leases based on the difference between (a) the contractual amounts to be paid by the tenant based on the existing lease and (b) management’s estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases.  Capitalized above-market lease amounts are amortized as a decrease to rental revenue over the remaining terms of the respective leases.  Capitalized below-market lease amounts are amortized as an increase to rental revenue over the remaining terms of the respective leases.  If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.

The aggregate value of other acquired intangible assets consists of acquired ground leases and acquired in-place leases and tenant relationships.  The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance and other operating expenses); (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period; and (d) the value associated with any other inducements to secure a tenant lease.

As required by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company assesses the potential for impairment of its long-lived assets, including real estate properties, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable.  Management determines whether impairment in value has occurred by comparing the estimated future undiscounted cash flows expected from the use and eventual disposition of the asset to its carrying value.  If the undiscounted cash flows do not exceed the carrying value, the real estate is adjusted to fair value and an impairment loss is recognized.

SFAS 144 requires that the operations and gains and losses associated with sales of “components of an entity,” as defined in SFAS 144, be reclassified and presented as discontinued operations.  The Company generally has no plans to actively engage in the disposition of any specific real estate property or group of real estate properties, but does from time to time dispose of properties in the normal course of business.

Repairs, Maintenance and Major Improvements

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that enhance the value or extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. In some circumstances lenders require the Company to maintain a reserve account for future repairs and capital expenditures. These amounts are classified as restricted cash.

Capitalization of Interest

The Company capitalizes interest costs on borrowings incurred during the construction and lease-up periods of qualifying assets.  Capitalized interest is added to the cost of the underlying assets and is depreciated over the useful lives of the assets.  For the years ended December 31, 2008, 2007, and 2006, the Company capitalized interest of approximately $0.6 million, $0.9 million, and $0.3 million, respectively, in connection with various development projects.

Tenant and Accounts Receivable

Property Operations’ tenant and accounts receivable are recorded and carried at the amount billable per the applicable lease or contract agreement.  Straight-line rent adjustments are included in tenant and accounts receivable.

Design-Build and Development’s accounts receivable are comprised primarily of contracts receivable. Contracts receivable from performing construction of healthcare facilities are recorded when invoiced and are based on contracted prices and billing terms.  Normal contracts receivable are due 15 to 30 days after the issuance of the invoice. Contract retentions are due 15 to 30 days after completion of the project and acceptance by the owner. Receivables past due more than 180 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer. As construction contracts are long term, a portion of the contract retention receivable balance will not be collected within the next year.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

An allowance for uncollectible accounts is made based upon a review of outstanding receivables, historical collection information, existing economic conditions, and other factors that may indicate collection of the full amount is no longer considered probable.

Investment in Capital Lease

Investment in capital lease consists of a building on a sales-type capital lease.  Unearned income is amortized into interest income using a method that is not materially different from a method that produces a constant periodic rate of return on the net investment in the lease.  The interest income is recorded in “Interest and other income.”

Deferred Financing Costs

Deferred financing costs include fees and costs incurred in conjunction with long-term financings and are amortized over the terms of the related debt using the straight-line method, which approximates the effective interest method.  Upon repayment of or in conjunction with a substantial modification in the terms of the underlying debt agreement, any unamortized costs are charged to earnings.  Deferred financing costs were $4.1 million, net of accumulated amortization of $2.0 million, as of December 31, 2008 and $1.6 million, net of accumulated amortization of $0.7 million, as of December 31, 2007.

Unconsolidated Real Estate Partnerships

The Company records investments in which it does not control but exercises significant influence under the equity method in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Common Stock,” and AICPA Statement of Position 78-9, “Accounting for Investments in Real Estate Ventures.”  In circumstances where the real estate partnerships have distributions in excess of the investment and accumulated earnings or experienced net losses in excess of the investment and the Company has guaranteed debt of the entity or otherwise intends to provide financial support, the Company has reduced the carrying value of its investment below zero and recorded a liability in “Other Liabilities.”  Services performed for real estate joint ventures and capitalized by real estate joint ventures are recognized to the extent attributable to the outside interests in the real estate joint venture.

Goodwill and Intangible Assets

The Company accounts for Goodwill under SFAS No. 142, “Goodwill and Other Intangible Assets.” Goodwill is tested annually for impairment and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount, including goodwill, exceeds the reporting unit’s fair value and the implied fair value of goodwill is less than the carrying amount of that goodwill.  Non-amortizing intangible assets, such as trade names and trademarks, are subject to an annual impairment test based on fair value and amortizing intangible assets are tested whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Guarantees

The Company records a liability using expected present value measurement techniques for guarantees entered into or modified subsequent to December 31, 2003 in accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”).

Fair Value of Financial Instruments

The Company does not hold or issue financial instruments for trading purposes.  The Company considers the carrying amounts of cash and cash equivalents, restricted cash, tenant and accounts receivable, accounts payable, and other liabilities to approximate fair value due to the short maturity of these instruments.  The Company has estimated the fair value of debt utilizing present value techniques.  At December 31, 2008, the carrying amount and estimated fair value of debt was $465.2 million and $453.8 million, respectively.  At December 31, 2007, the carrying amount and estimated fair value of debt was $316.7 million and $316.0 million, respectively.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Offering Costs

Underwriting commissions and other offering costs of raising equity are reflected as a reduction in additional paid-in capital.

Share Based Compensation

The Company accounts for share based compensation, including restricted stock grants and long-term incentive units (“LTIP units”), in accordance with SFAS No. 123R (Revised), “Share-Based Payment” (“SFAS 123R”).  The Company measures the compensation cost based on the estimated fair value of the award at the grant date.  The estimate is based on the share price of the common stock at the grant date.  Where an observable market value of a similar instrument is not available an option-pricing model is utilized.  The compensation cost is recognized as an expense over the requisite service period required for vesting or when performance criteria for vesting is expected to be achieved.

Per Share Data

Basic and diluted earnings per share are computed based upon the weighted average number of shares outstanding during the respective period. There were 5,900, 11,799, and 20,700 shares of unvested restricted stock outstanding at December 31, 2008, 2007, and 2006, respectively, which were not included in the computation of diluted earnings per share because the effects of their inclusion would be anti-dilutive.

Concentrations and Credit Risk

The Company maintains its cash in commercial banks. Balances on deposit are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to specific limits. Balances on deposit in excess of FDIC limits are uninsured.  At December 31, 2008, the Company had bank cash balances of $39.6 million in excess of FDIC insured limits.

One customer accounted for more than 10% of tenant and accounts receivable as of December 31, 2008.

Reclassifications

As a result of the merger with Erdman, management has revised certain presentations in the consolidated balance sheets and the consolidated statements of operations to reflect the appropriate line items for the operations of the integrated business. These revisions include new line items for design-build operations, combining presentation of management fees and other reimbursements, and separately presenting income tax provision in the consolidated statements of operations as well as separating out tenant and accounts receivable from other assets, accounts payable from accounts payable and other liabilities, and the combination of some immaterial line items into new lines for other assets and other liabilities in the consolidated balance sheets.  The reclassifications did not affect previously reported equity or net loss.

The accompanying consolidated financial statements include the retrospective application of the presentation and disclosure requirements of  SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51” (“SFAS 160”).  SFAS 160 is described in “Recent Accounting Pronouncements” below.  The retrospective application did not have a material impact on the Company’s financial condition, results of operations, or cash flows.  However, it did impact the presentation and disclosure of noncontrolling (minority) interest in the consolidated financial statements.  The principal effect to the balance sheet is summarized as follows:

	December 31, 2008	December 31, 2007	December 31, 2006

Equity, as previously reported	$188,949	$115,035	$59,675
Increase for SFAS 160 reclass of noncontrolling interests	94,045	47,221	54,001
Equity, as adjusted	$282,994	$162,256	$113,676

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additionally, the adoption of SFAS 160 had the effect of reclassifying earnings attributable to noncontrolling interests in the consolidated statement of operations from before net loss to separate line items after net loss.  SFAS 160 also requires that a new separate caption for net loss attributable to Cogdell Spencer Inc. be presented in the consolidated statements of operations. Net loss increased by $2.1 million, $2.7 million, and $4.9 million for the fiscal years 2008, 2007, and 2006, respectively and net loss attributable to Cogdell Spencer Inc. equals to net loss as previously reported prior to the application SFAS 160.

Additionally, SFAS 160 requires consolidated comprehensive income (loss) to be adjusted to include the comprehensive income (loss) attributed to noncontrolling interests.  Accumulated other comprehensive loss decreased by $4.0 million and $0.4 million at December 31, 2008 and 2007, respectively, and noncontrolling interests in operating partnership decreased $2.4 million and $0.4 million at December 31, 2008 and 2007, respectively, and noncontrolling interests in real estate partnerships decreased $1.6 million at December 31, 2008.

Recent Accounting Pronouncements

In December 2007, the FASB issued FAS 141(R), “Business Combinations — a replacement of FASB Statement No. 141”, which significantly changes the principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.  The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  This statement is effective prospectively, except for certain retrospective adjustments to deferred tax balances, for fiscal years beginning after December 15, 2008.  The Company is still assessing the potential impact of adoption.

In December 2007, the FASB issued SFAS No. 160.  SFAS 160 changes the accounting and reporting for minority interests.  Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions.  In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings.  SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, except for the presentation and disclosure requirements, which will apply retrospectively.  See Reclassifications above for the impact of the adoption of  SFAS 160.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS 161”).  SFAS 161 is intended to provide users of financial statements with an enhanced understanding of derivative instruments and hedging activities by having the Company disclose: (1) how and why the Company uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect the Company’s financial position, financial performance and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  SFAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  The Company has not adopted SFAS 161 and is in the process of evaluating the impact SFAS 161 may have on its consolidated financial statements.

In April 2008, the FASB issued Financial Statement Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP No. EITF 03-6-1”).  FSP No. EITF 03-6-1 states that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders and should be included in basic and diluted earnings per share calculations.  FSP No. EITF 03-6-1 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008. The Company is evaluating the impact FSP No. EITF 03-6-1 may have on its consolidated financial statements.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP No. FAS 142-3”).  FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).  The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other GAAP.  FSP FAS 142-3 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008.  The Company is evaluating the impact FSP No. FAS 142-3 may have on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP.  SFAS 162 will be effective 60 days after the approval of the Securities and Exchange Commission (“SEC”) of the Public Company Accounting Oversight Board (“PCAOB’s”) amendments to AU Section 411.  The Company does not expect SFAS 162 to have an impact on its consolidated financial statements.

3.  Minimum Future Rental Revenues

The Company’s properties are generally leased to tenants under non-cancelable, fixed-term operating leases with expirations through 2026.  Some leases provide for fixed rent renewal terms or market rent renewal terms.  The Company’s leases generally require the lessee to pay minimum rent, additional rent based upon increases in the Consumer Price Index, and all taxes (including property tax), insurance, maintenance and other operating costs associated with the leased property.  No tenant occupied more than 10% of the Company’s net rentable square footage at December 31, 2008.

        Future minimum lease payments by tenants under the non-cancelable operating leases as of December 31, 2008 were as follows (in thousands):

For the year ending:
2009	$68,367
2010	58,594
2011	50,009
2012	38,985
2013	27,774
Thereafter	99,941
$343,670

The Company has one building leased to a tenant under a capital lease that began in 1987 and expires in 2017.  The tenant is the owner of the land on which the building sits and has leased the land to the Company for the same term with a bargain renewal option, through 2027, that the Company intends to exercise.  Upon renewal of the ground lease, the building lease automatically extends for the same 10 year extension period.  The “Investment in capital lease” is included in other assets and was as follows (in thousands):

	December 31, 2008	December 31, 2007
Total minimum lease payments	$12,650	$13,422
Less: Unearned income	(7,068)	(7,534)
Investment in capital lease	$5,582	$5,888

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total minimum lease payments receivable on the capital lease as of December 31, 2008, exclusive of the operating expense reimbursement payments, are as follows (in thousands):

For the year ending:
2009	$778
2010	784
2011	790
2012	796
2013	624
Thereafter	8,878
$12,650

4.	Acquisitions and Dispositions

On March 10, 2008, the Company and the Operating Partnership completed a merger transaction through which they acquired Erdman.  The transaction was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 23, 2008, as amended, by and among the Company, the Operating Partnership, Goldenboy Acquisition Corp. (a wholly-owned subsidiary of the Operating Partnership), Erdman, Marshall Erdman & Associates, Inc., Marshall Erdman Development, LLC, and David Pelisek, David J. Lubar and Scott A. Ransom, in their capacities as the Seller Representatives.  Erdman’s operating results are included in the consolidated financial statements from March 10, 2008, the acquisition date, to year end.

The consideration payable in the merger transaction and in the contribution transactions described below consists of cash and limited partnership interests issued by the Operating Partnership (the “OP Units”). The Operating Partnership entered into contribution agreements with 40 of MEA’s stockholders (the “Contributors”) pursuant to which the Contributors agreed to “roll over” an aggregate of 1,265,392 shares of Erdman (representing in the aggregate approximately 41% of Erdman’s outstanding shares on a fully diluted basis) by exchanging those shares for OP Units.  The exchange of those shares for OP Units was completed immediately before the completion of the merger provided for in the Merger Agreement (the “Merger”).  In the Merger, all the shares of Erdman (other than the shares acquired by the Operating Partnership) were converted into the right to receive an amount of cash to be calculated in accordance with the provisions of the Merger Agreement.

The cash consideration per share of Erdman common shares payable in the Merger (the “Cash Consideration”) was calculated pursuant to a formula based on an “enterprise value” for 100% of Erdman of $247.0 million, subject to certain adjustments.  In connection with the Merger, in addition to the cash consideration of approximately $159.6 million paid in the aggregate to the holders of Erdman common shares, pursuant to certain contribution agreements entered into in connection with the Merger, the Operating Partnership issued OP Units to the Contributors.  The number of OP Units per Erdman common share was based on the same value per Erdman common share payable in cash under the Merger Agreement, or $17.01 per OP Unit.  The OP Units issued in the transaction were of two types — “regular units” and “alternative units.” A total of 4,331,336 OP Units were issued upon the closing of the transaction, of which 3,063,908 were regular units and 1,267,429 were alternative units.  In June 2008, a total of 208,496 OP Units, of which all were alternative units, were issued as part of a post-closing claim release.  In November 2008, a total of 148,926 OP Units, of which all were alternative units, were issued as part of a post-closing claim release.  Up to 446,779 additional OP Units, comprised of alternative units, may be issued based on the level of post-closing indemnity claims.  The alternative units are substantially the same as the regular units, except that the regular units have an exchange feature whereby they are exchangeable, after a one-year lock-up period, on a one-for-one basis, for shares of the Company’s common stock, while the alternative units were not exchangeable for shares of the Company’s common stock until the exchange feature included as a feature of the alternative units was approved by the Company’s stockholders.  On May 29, 2008, the Company’s stockholders approved the exchange feature whereby the alternative units are exchangeable, after a one-year lock-up period, on a one-for-one basis, for shares of the Company’s common stock.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Merger Agreement provides that a portion of the aggregate Cash Consideration to be paid to the former holders of shares of Erdman will be held in escrow as security for certain indemnification obligations owed by such holders to the Operating Partnership and Goldenboy Acquisition Corp. under the Merger Agreement.  The escrow agent shall pay to the former holders of Erdman shares that were not exchanged for OP Units the pro rata cash amount owed to each such holder and the Operating Partnership will issue to the Contributors additional OP Units in the same amount per share, based on $17.01 per OP Unit.

In connection with the Merger, one of the former Erdman shareholders, Lubar Capital LLC (“Lubar”), received the right to nominate one individual for election to the Company’s Board of Directors. Accordingly, the Company’s Board of Directors increased the size of the Board of Directors and elected David J. Lubar as a director on January 22, 2008.  Lubar will continue to retain its right to nominate one individual for so long as Lubar and its affiliates continue to maintain at least 75% of their aggregate initial ownership measured in number of equity securities of the Company and its affiliates.

The aggregate consideration paid for the Merger was as follows (in thousands):

Fair value of OP Units issued and to be issued	$81,347
Cash consideration, net of cash acquired	144,998
Total purchase price, net of cash acquired	$226,345

The fair value per OP Unit issued in connection with the Merger was $15.84, which was determined using the Company’s stock price on and about the January 23, 2008, announcement date of the merger. Of the total purchase price, $208.3 million has been paid and the remaining $18.0 million is being held in escrow and is to be released to the sellers in June 2009 pending certain indemnification obligations.  Of the $18.0 million being held in escrow, $7.1 million is designated to be paid in OP Units, which represents 446,779 OP Units.  The Company has recorded a liability of $7.1 million in “Payable to prior Erdman shareholders” related to the expected issuance of these OP Units and the company has recorded a liability of the $10.9 million in “Payable to prior Erdman shareholders” related to the expected cash to be paid.

The Merger was accounted for under the purchase method in accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”).  The total purchase price has been allocated to assets acquired and liabilities assumed based upon their estimated fair values as determined by management.  The estimated fair values are based on information available and assumptions as to future operations at the acquisition date.

The following table is a summary allocation of the total purchase price for the assets acquired and liabilities assumed of Erdman as of March 10, 2008 (in thousands):

Accounts receivable, including retainage receivables	$52,638
Goodwill and intangible assets	286,138
Other assets	19,398
Accounts payable	(27,450)
Billings in excess of costs and estimated earnings
on uncompleted contracts	(37,134)
Deferred income taxes	(40,965)
Other liabilities	(26,280)
Total purchase price, net of cash acquired	$226,345

The Company purchased Erdman for an amount in excess of its net tangible assets and as a result has recorded goodwill related to the transaction.  The Company believes that Erdman’s service offerings and customer lists are complementary to the Company’s pre-Merger service offerings.  As a result of the Merger, the Company became a fully integrated healthcare facilities real estate company.  The accompanying statement of operations for the year ended December 31, 2008, includes ten months of Erdman’s operations.

Property Acquisitions

Property acquisitions are accounted for in accordance with SFAS 141.  The purchase price is allocated between net tangible and intangible assets based on their estimated fair values as determined by management using methods similar to those used by independent appraisers of income-producing property.

In February 2008, the Company acquired a leasehold interest in floors six and seven of St. Mary’s North Medical Office Building, a seven-story multi-tenant medical office building located on the campus of St. Mary’s Hospital in Richmond, Virginia.  The purchase price was $4.6 million less a $0.2 million credit from the seller for unpaid tenant improvement allowances.

In February 2008, the Company acquired East Jefferson Medical Plaza located in Metairie, Louisiana for $19.8 million less a $0.7 million credit from the seller for unpaid tenant improvement allowances.  The facility is 123,184 square feet and is located on the campus of East Jefferson General Hospital.  With this acquisition, the Company now owns and manages 253,914 square feet of medical office and clinical space on or adjacent to the East Jefferson campus.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September 2008, the Company acquired a controlling interest in Genesis Property Holding, LLC (“Genesis”), for $2.2 million.  Genesis is in the early stages of constructing an approximately $22.4 million, 75,985 square foot medical office building and outpatient treatment center located in Pensacola, Florida.  The project is 100% pre-leased and scheduled for construction completion in Fourth Quarter 2009.  The Company is the 40% consolidating general partner.  Erdman is providing project delivery services, including development, design, and construction.  Cogdell Spencer Advisors is the property manager for the building.

The following table is an allocation of the purchase price of the property acquisitions during the year ended December 31, 2008 (in thousands):

Construction in progress	$4,031
Building and improvements	20,259
Acquired ground or air rights leases	325
Acquired in place lease value and deferred leasing costs	2,948
Acquired above market leases	10
Mortgage notes payable	(2,722)
Noncontrolling interest in real estate partnerships	(3,359)
Total purchase price allocated, net of cash acquired	$21,492

In June 2007, the Company acquired Central New York Medical Center in Syracuse, New York.  The six-story, 111,634 square foot facility is located on the campus of the Crouse Hospital and includes a 469-space parking garage.  The property was acquired for $36.2 million, inclusive of transaction costs.  The consideration consisted of cash and the issuance of 181,133 Operating Partnership units.

In August 2007, the Company acquired Summit Professional Plaza I and II in Brunswick, Georgia, for approximately $24.3 million in cash, inclusive of transaction costs.  The two-building complex totals 97,272 net rentable square feet.

In December 2007, the Company acquired Healthpark Medical Office Building in Chattanooga, Tennessee and Peerless Medical Center in Cleveland, Tennessee for approximately $28.4 million, inclusive of transaction costs.  The two buildings total 92,657 square feet.  The acquisition was funded through a combination of cash and the assumption of approximately $16.2 million of existing debt with a blended interest rate of 5.68%.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table is an allocation of the purchase price of the acquisitions during the year ended December 31, 2007 (in thousands):

Land	$7,799
Building and improvements	73,277
Acquired in place lease value and deferred leasing costs	8,629
Acquired above market leases	290
Restricted cash - mortgage lender escrow for capital improvements	475
Acquired below market leases	(1,613)
Total purchase price allocated	$88,857

        The following summary of selected unaudited pro forma results of operations presents information as if the 2008 and 2007 property and business acquisitions had occurred at the beginning of each period presented. The unaudited pro forma information is provided for informational purposes only and is not indicative of results that would have occurred or which may occur in the future (in thousands, except per share amounts):
	For the Year Ended
	December 31, 2008	December 31, 2007
Revenue	$384,370	$394,556
Net loss	(12,439)	(7,592)
Net loss per share - basic and diluted	$(0.79)	$(0.69)

        In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” net income and gain on disposition of real estate properties are reflected in the consolidated statements of operations as “discontinued operations” for all periods presented. Below is a summary of discontinued operations for the Cabarrus Pediatrics property sold during 2006 (in thousands):

For the Year Ended
December 31, 2006
Revenues:
Rental revenues	$129
Total revenues	129
Expenses:
Property operating and management	44
Depreciation and amortization	51
Interest expense	43
Total expenses	138
Loss from discontinued operations before gain from sale of real estate property and noncontrolling interests in operating partnership	(9)
Gain from sale of real estate property	435
Income from discontinued operations before noncontrolling interests in operating partnership	426
Noncontrolling interests in operating partnership	(150)
Total discontinued operations	$276

There were no properties being actively marketed for sale as of December 31, 2008 and 2007.

5.	Investments in Real Estate Partnerships

As of December 31, 2008, the Company had an ownership interest in eight limited liability companies or limited partnerships.

The following is a description of the unconsolidated entities:

•	Cogdell Spencer Medical Partners LLC, a Delaware limited liability company, founded in 2008, has no assets or liabilities as of December 31, 2008, and 20.0% owned by the Company;

•	BSB Health/MOB Limited Partnership No. 2, a Delaware limited partnership, founded in 2002, owns nine medical office buildings, and 2.0% owned by the Company;

•	Shannon Health/MOB Limited Partnership No. 1, a Delaware limited partnership, founded in 2001, owns ten medical office buildings, and 2.0% owned by the Company; and

•	McLeod Medical Partners, LLC, a South Carolina limited liability company, founded in 1982, owns three medical office buildings, and 1.1% owned by the Company.

The following is a description of the consolidated entities:

•	Genesis Property Holdings, LLC, a Florida limited liability company, founded in 2007, has one medical office building under construction, and 40.0% owned by the Company;

•	Cogdell General Health Campus MOB, LP, a Pennsylvania limited partnership, founded in 2006, owns one medical office building, and 80.9% owned by the Company;

•	Mebane Medical Investors, LLC, a North Carolina limited liability company, founded in 2006, owns one medical office building, and 35.1% owned by the Company; and

•	Rocky Mount MOB, LLC, a North Carolina limited liability company, founded in 2002, owns one medical office building, and 34.5% owned by the Company.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is the general partner or managing member of these real estate partnerships and manages the properties owned by these entities.  The Company may receive design/build revenue, development fees, property management fees, leasing fees, and expense reimbursements from these real estate partnerships.  For consolidated entities, these revenues and fees are eliminated in consolidation.

The consolidated entities are included in the Company’s consolidated financial statements because the limited partners or non-managing members do not have sufficient participation rights in the partnerships to overcome the presumption of control by the Company as the managing member or general partner.  The limited partners or non-managing members have certain protective rights such as the ability to prevent the sale of building, the dissolution of the partnership or limited liability company, or the incurrence of additional indebtedness, in each case subject to certain exceptions.

The Company’s unconsolidated entities are accounted for under the equity method of accounting based on the Company’s ability to exercise significant influence as the entity’s managing member or general partner. The following is a summary of financial information for the limited liability companies and limited partnerships for the periods indicated.  The summary of financial information set forth below reflects the financial position and operations of the unconsolidated real estate partnerships in their entirety, not just the Company’s interest in the entities (in thousands):

Financial position:	December 31, 2008	December 31, 2007
Total assets	$56,262	$57,406
Total liabilities	49,831	50,725
Member's equity	6,431	6,681

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31, 2008	December 31, 2007	December 31, 2006
Results of operations:
Total revenues	$12,362	$12,230	$11,270
Operating and general and
administrative expenses	5,787	5,566	5,012
Net income	760	788	804

During 2006, the Company acquired the remaining 95% interest in Mary Black Westside that it did not previously own and began to consolidate the entity.  The Company sold its interest in Mary Black MOB Limited Partnership and Mary Black MOB II Limited Partnership. Prior to the disposal the Company owned 9.6% of Mary Black MOB Limited Partnership and 1.0% of Mary Black MOB II Limited Partnership.  The Company recorded a gain of $0.3 million on the sale of these interests.  Also during 2006, the Company sold its interest in Cabarrus Land Company, LLC.  Prior to the sale, the Company owned 5.0%.  The Company recorded a gain of $0.2 million on the sale of this interest.  All of these investments were previously accounted for under the equity method of accounting.

6.  Business Segments

The Company has two identified reportable segments: (1) property operations and (2) design-build and development.  The Company defines business segments by their distinct customer base and service provided.  Each segment operates under a separate management group and produces discrete financial information, which is reviewed by the chief operating decision maker to make resource allocation decisions and assess performance.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s management evaluates the operating performance of its operating segments based on funds from operations (“FFO”) and funds from operations modified (“FFOM”).  FFO, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, represents net income (computed in accordance with GAAP), excluding gains from sales of property, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. The Company adjusts the NAREIT definition to add back noncontrolling interests in real estate partnerships before real estate related depreciation and amortization. FFOM adds back to FFO non-cash amortization of non-real estate related intangible assets associated with purchase accounting.  The Company considers FFO and FFOM important supplemental measures of the Company’s operational performance.  The Company believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.  The Company’s methodology may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and FFOM do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.

In periods prior to 2008, the Company presented segment net operating income for property operations and real estate services, where the real estate services segment included property management services.  Due to the Merger with Erdman, the presentation of discrete financial information was modified and Company management no longer uses those segment measures when making resource allocation decisions.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables represent the segment information for the years ended December 31, 2008, 2007 and 2006 (in thousands):
Year ended December 31, 2008:	Property Operations	Design-Build and Development	Unallocated and Other	Total

Revenues:
Rental revenue	$77,799	$-	$-	$77,799
Design-Build contract revenue and other sales	-	253,596	-	253,596
Property management and other fees	3,460	-	-	3,460
Development management and other income	-	885	-	885
Total revenues	81,259	254,481	-	335,740

Operating expenses:
Property operating and management	31,376	-	-	31,376
Costs related to design-build revenue and other sales	-	214,019	-	214,019
Selling, general, and administrative	-	20,141	-	20,141
Total operating expenses	31,376	234,160	-	265,536
	49,883	20,321	-	70,204

Interest and other income, net	597	149	176	922
Corporate general and administrative expenses	-	-	(10,074)	(10,074)
Interest expense	-	-	(25,159)	(25,159)
Provision for income taxes applicable to funds from operations modified	-	-	(3,860)	(3,860)
Non-real estate related depreciation and amortization	-	(1,129)	(230)	(1,359)
Earnings from unconsolidated real estate partnerships, before real estate related depreciation and amortization	35	-	-	35
Noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	(1,346)	-	-	(1,346)
Funds from operations modified (FFOM)	49,169	19,341	(39,147)	29,363

Amortization of intangibles related to purchase accounting, net of income tax benefit	(169)	(12,918)	5,104	(7,983)
Funds from operations (FFO)	49,000	6,423	(34,043)	21,380

Real estate related depreciation and amortization	(30,583)	-	-	(30,583)
Noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	1,346	-	-	1,346
Net income (loss)	19,763	6,423	(34,043)	(7,857)
Net loss (income) attributable to the noncontrolling interests in:
Real estate partnerships	(964)	-	-	(964)
Operating partnership	-	-	3,048	3,048
Net income (loss) attributable to Cogdell Spencer Inc.	$18,799	$6,423	$(30,995)	$(5,773)

Total assets	$545,714	$353,054	$1,322	$900,090

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2007:	Property Operations	Design-Build and Development	Unallocated and Other	Total

Revenues:
Rental revenue	$63,029	$-	$-	$63,029
Design-Build contract revenue and other sales	-	-	-	-
Property management and other fees	3,502	-	-	3,502
Development management and other income	-	290	-	290
Total revenues	66,531	290	-	66,821

Operating expenses:
Property operating and management	25,704	-	-	25,704
Costs related to design-build revenue and other sales	-	-	-	-
Selling, general, and administrative	-	804	-	804
Total operating expenses	25,704	804	-	26,508
	40,827	(514)	-	40,313

Interest and other income, net	592	231	250	1,073
Corporate general and administrative expenses	-	-	(6,561)	(6,561)
Interest expense	-	-	(15,964)	(15,964)
Provision for income taxes applicable to funds from operations modified	-	-	(183)	(183)
Non-real estate related depreciation and amortization	-	-	(159)	(159)
Earnings from unconsolidated real estate partnerships, before real estate related depreciation and amortization	43	-	-	43
Noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	(200)	-	-	(200)
Funds from operations modified (FFOM)	41,262	(283)	(22,617)	18,362

Amortization of intangibles related to purchase accounting, net of income tax benefit	(169)	-	66	(103)
Funds from operations (FFO)	41,093	(283)	(22,551)	18,259

Real estate related depreciation and amortization	(27,453)	-	-	(27,453)
Noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	200	-	-	200
Net income (loss)	13,840	(283)	(22,551)	(8,994)
Net loss (income) attributable to the noncontrolling interests in:
Real estate partnerships	(85)	-	-	(85)
Operating partnership	-	-	2,738	2,738
Net income (loss) attributable to Cogdell Spencer Inc.	$13,755	$(283)	$(19,813)	$(6,341)

Total assets	$497,917	$5,335	$2,985	$506,237

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2006:	Property Operations	Design-Build and Development	Unallocated and Other	Total

Revenues:
Rental revenue	$52,746	$-	$-	$52,746
Design-Build contract revenue and other sales	-	-	-	-
Property management and other fees	2,077	-	-	2,077
Development management and other income	-	133	-	133
Total revenues	54,823	133	-	54,956

Operating expenses:
Property operating and management	19,848	-	-	19,848
Costs related to design-build revenue and other sales	-	-	-	-
Selling, general, and administrative	-	411	-	411
Total operating expenses	19,848	411	-	20,259
	34,975	(278)	-	34,697

Interest and other income, net	599	-	222	821
Corporate general and administrative expenses	-	-	(5,851)	(5,851)
Interest expense	-	-	(14,199)	(14,199)
Loss on early extinguishment of debt	-	-	(37)	(37)
Provision for income taxes applicable to funds from operations modified	-	-	(141)	(141)
Non-real estate related depreciation and amortization	-	-	(68)	(68)
Earnings from unconsolidated real estate partnerships, before real estate related depreciation and amortization	24	-	-	24
Noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	(199)	-	-	(199)
Discontinued operations, before real estate related
depreciation and amortization and gain on sale of
real estate property	85	-	(43)	42
Funds from operations modified (FFOM)	35,484	(278)	(20,117)	15,089

Amortization of intangibles related to purchase accounting, net of income tax benefit	(86)	-	33	(53)
Funds from operations (FFO)	35,398	(278)	(20,084)	15,036

Real estate related depreciation and amortization	(30,188)	-	-	(30,188)
Gain on sale of real estate properties	919	-	-	919
Noncontrolling interests in real estate partnerships, before real estate related depreciation and amortization	199	-	-	199
Net income (loss)	6,328	(278)	(20,084)	(14,034)
Net loss (income) attributable to the noncontrolling interests in:
Real estate partnerships	(121)	-	-	(121)
Operating partnership	-	-	5,058	5,058
Net income (loss) attributable to Cogdell Spencer Inc.	$6,207	$(278)	$(15,026)	$(9,097)

Total assets	$386,593	$5,335	$1,130	$393,058

7.  Contracts

Revenue and billings to date on uncompleted contracts, from their inception, as of December 31, 2008 and December 31, 2007 (in thousands):

	December 31, 2008	December 31, 2007

Costs and estimated earnings on uncompleted contracts	$170,322	$-
Billings to date	(180,267)	-
Net billings in excess of costs and estimated earnings	$(9,945)	$-

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        These amounts are included in the consolidated balance sheet at December 31, 2008 and 2007 as shown below (in thousands).  At December 31, 2008, the Company had retainage receivables of $8.8 million, which are included in "Tenant and accounts receivable" in the consolidated balance sheets.  The Company estimates that $0.8 million of the December 31, 2008, retainages receivable balance will be collected after one year.
	December 31, 2008	December 31, 2007

Costs and estimated earnings in excess of billings (1)	$7,080	$-
Billings in excess of costs and estimated earnings	(17,025)	-
Net billings in excess of costs and estimated earnings	$(9,945)	$-

(1) Included in "Other assets" in the consolidated balance sheet

8.  Goodwill and Intangible Assets

The Company had goodwill of $180.4 million and $5.3 million at December 31, 2008 and 2007, respectively, and non-amortizing trade names and trademarks intangible assets of $76.0 million at December 31, 2008.  Amortizing intangible assets consisted of the following for the periods shown (in thousands):

	As of	As of
	December 31, 2008	December 31, 2007

Acquired signed contracts, net of accumulated amortization of $11,389 in 2008	$1,864	$-
Acquired proposals, net of accumulated amortization of $886 in 2008	5,282	-
Acquired customer relationships, net of accumulated amortization of $644 in 2008	15,088	-
Acquired above market leases, net of accumulated amortization of $748 in 2008 and $516 in 2007	811	1,033
Acquired in place lease value and deferred leasing costs, net of accumulated amortization of $23,573 in 2008 and $17,739 in 2007	17,472	20,359
Acquired ground leases, net of accumulated amortization of $389 in 2008 and $217 in 2007	3,173	3,021
Acquired property management contracts, net of accumulated amortization of $425 in 2008 and $256 in 2007	1,673	1,841
Total amortizing intangible assets, net	$45,363	$26,254

Amortization expense related to intangibles for the years ended December 31, 2008, 2007, and 2006, was $19.1 million, $6.8 million, and $10.1 million, respectively. The Company expects to recognize amortization expense from the acquired intangible assets of $13.7 million, $7.1 million, $5.4 million, $4.1 million, and $2.7 million for the years ended December 31, 2009, 2010, 2011, 2012, and 2013, respectively, and $12.4 million thereafter.  Goodwill, trade names and trademarks are not amortized and are associated with the Design-Build and Development segment.

        The Company performed an annual review of goodwill for impairment as of December 31, 2008 and concluded there was no impairment of goodwill.  The Company also performed an annual review for impairment for other non-amortized intangible assets and also concluded there was no impairment.  The Company’s methodology to review goodwill impairment, which includes a significant amount of judgment and estimates, provides a reasonable basis to determine whether impairment has occurred.  However, many of the factors employed in determining whether or not goodwill is impaired are outside of the Company’s control and it is reasonably likely that assumptions and estimates will change in future periods.  These changes can result in future impairments.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The goodwill impairment review involved a two-step process.  The first step is a comparison of the reporting unit’s fair value to its carrying value.  Fair value was estimated by using two approaches, an income approach and a market approach.  Each approach was weighted 50% in the Company’s analysis.  The income approach uses the reporting unit’s projected operating results and discounted cash flows using a weighted-average cost of capital that reflects current market conditions, which was 14.5% for the December 31, 2008 review.  The cash flow projections use estimates of economic and market information over the projection period, including growth rates in revenues and costs and estimates of future expected changes in operating margins and cash expenditures.  Other significant estimates and assumptions include terminal value growth rates, future estimates of capital expenditures, and changes in future working capital requirements.  The market approach estimates fair value by applying cash flow multiples to the reporting unit's operating performance.  The multiples are derived from comparable publicly traded companies with similar operating and profitability characteristics.  Additionally, the Company reconciled the total of the estimated fair values of all its reporting units to its market capitalization to determine if the sum of the individual fair values is reasonable compared to the external market indicators.

If the carrying value of the reporting unit is higher than its fair value, then an indication of impairment may exist and a second step must be performed to measure the amount of impairment.  The amount of impairment is determined by comparing the implied fair value of the reporting unit’s goodwill to the carrying value of the goodwill calculated in the same manner as if the reporting unit was being acquired in a business combination.  If the implied fair value of goodwill is less than the recorded goodwill, then an impairment charge for the difference would be recorded.

For non-amortizing intangible assets, the Company estimates fair value by applying an estimated market royalty rate, 2.5% for the December 31, 2008 review, to projected revenues and discounted using a weighted-average cost of capital that reflects current market conditions, which was 14.5% for the December 31, 2008 review.

        The Company’s impairment review as of December 31, 2008 did not result in goodwill impairment. However, if market and economic conditions deteriorate and cause (1) declines in the Company’s stock price, (2) increases the estimated weighted-average cost of capital, (3) changes in cash flow multiples or projections, or (4) other inputs to goodwill assessment estimates, then a goodwill impairment review may be required prior to the Company’s next annual test.  It is reasonably possible that changes in the numerous variables associated with the judgments, assumptions, and estimates could cause the goodwill or non-amortizing intangible assets to become impaired.  If goodwill or non-amortizing intangible assets are impaired, the Company would be required to record a non-cash charge that could have a material adverse affect on its consolidated financial statements.

        The reporting unit with goodwill has a fair value in excess of carrying value of approximately 4% and the non-amortizing intangible assets have a fair value in excess of carrying value of approximately 13%.  It is possible that changes in the numerous variables associated with the judgments, assumptions, and estimates could cause the goodwill or non-amortizing intangible assets to become impaired.  If goodwill or non-amortizing intangible assets are impaired, the Company would be required to record a non-cash charge that could have a material adverse affect on its consolidated financial statements, but would not have any adverse effect on the covenant calculations of the Credit Facility (defined in Note 9) or Term Loan (defined in Note 9) or overall compliance with these covenants.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Debt
        Debt consisted of the following (dollars in thousands):
	Outstanding at	Outstanding at	Stated	Interest Rate at
	December 31,	December 31,	Interest	December 31,		Maturity
	2008	2007	Rate	2008		Date	Amortization
Fixed rate secured mortgage loans - wholly-owned properties
Baptist Northwest Medical Park	$2,190	$2,245	8.25%	8.25%		2/1/2011	25 years
Barclay Downs Associates, LLC	4,470	4,550	6.50	6.50		11/15/2012	25 years
Beaufort Medical Plaza, LLC	4,890	5,023	LIBOR + 1.85	5.65	(1)	8/18/2011	39 years
Cogdell Investors (Birkdale), LLC	-	7,490	6.75	-		10/1/2008	25 years
Central New York Medical Center	24,500	24,500	6.22	6.22		7/15/2017	Interest only
East Jefferson Medical Office Building LP	9,188	9,394	6.01	6.01		8/10/2014	25 years
East Jefferson Medical Plaza	11,600	-	LIBOR + 3.75	5.55	(1)	1/31/2012	Interest only
Hanover MOB, LLC	4,818	4,952	6.00	6.00		11/1/2009	25 years
Healthpark Medical Office Building	8,700	8,700	5.35	5.35		1/1/2010	Interest only
Indianapolis MOB, LLC	30,000	30,000	LIBOR + 1.30	6.25	(1)	10/31/2009	Interest only
Medical Arts Center of Orangeburg, GP	2,442	2,536	7.00	7.00		2/15/2009	20 years
Medical Investors I, LLC	-	8,632	LIBOR + 1.85	-		3/10/2008	25 years
Mulberry Medical Park LP	989	1,050	6.49	6.49		4/15/2010	20 years
One Medical Park - HMOB	5,324	5,540	5.93	5.93		11/1/2013	20 years
Parkridge MOB, LLC	13,500	13,500	5.68	5.68		6/1/2017	Interest only	(4)
Peerless Medical Center	7,449	7,538	6.06	6.06		9/1/2016	30 years
Providence Medical Office Building, LLC	8,572	8,802	6.12	6.12		1/12/2013	25 years
River Hills Medical Plaza	4,000	2,973	LIBOR + 3.75	5.53	(1)	12/22/2011	22 years
Rocky Mount Kidney Center LP	1,032	1,071	6.25	6.25		4/21/2009	20 years
Roper MOB, LLC	9,188	9,534	LIBOR + 1.50	6.45	(1)	7/10/2009	18 years
Rowan OSC Investors, LLC	3,322	3,401	6.00	6.00		7/6/2014	25 years
St. Francis CMOB, St. Francis MOB	7,053	7,144	LIBOR + 1.85	5.17	(1)	6/15/2011	39 years
St. Francis Medical Plaza, St. Francis Women's Center	7,575	7,673	LIBOR + 1.85	5.17	(1)	6/15/2011	39 years
Summit Professional Plaza I and II	15,925	15,925	6.18	6.18		9/1/2017	Interest only
Three Medical Park	7,879	8,073	5.55	5.55		3/25/2014	25 years
Total / weighted average fixed rate secured mortgages	194,606	200,246		5.98

Variable rate secured mortgage loans - wholly-owned properties
Cabarrus Medical Partners, LLC	8,505	8,726	LIBOR + 1.50	3.25	(2)	12/15/2014	25 years
Rocky Mount Medical Park	7,306	7,710	Prime	4.25	(3)	12/15/2010	25 years
Total / weighted average variable rate secured mortgages	15,811	16,436		3.71

Secured revolving credit facility	94,500	49,200	LIBOR + 1.15	1.59		3/10/2011	Interest only
	30,000	30,000	LIBOR + 1.15	4.26	(1)	3/10/2011	Interest only
	124,500	79,200		2.23

Term loan	100,000	-	LIBOR + 3.50	6.32	(1)	3/10/2011	Interest only

Consolidated real estate partnerships
Cogdell Health Campus MOB, LP	10,843	8,833	LIBOR + 1.20	5.23	(1)	3/2/2015	25 years
Genesis Property Holding, LLC (construction loan)	1,702	-	LIBOR + 1.50	1.94		9/26/2018	Interest only
Mebane Medical Investors, LLC (construction loan)	12,200	7,499	LIBOR + 1.30	1.74		5/1/2010	Interest only	(5)
Rocky Mount MOB, LLC	5,362	4,161	6.03	6.03		3/1/2012	25 years
Total / weighted average consolidated real estate partnerships	30,107	20,493		3.77

	465,024	316,375
Unamortized premium	212	329
Total / weighted average rate	$465,236	$316,704		4.83%

(1) Represents the fixed rate for floating rate loans that have been swapped to fixed.
(2) Maximum interest of 8.25%; Minimum interest of 3.25%.
(3) Maximum interest of 7.25%; Minimum interest of 4.25%.
(4) Interest only through June 2012. Principal and interest payments from July 2012 through June 2017 with a 25 year amortization.
(5) Interest only through May 2009. Principal and interest payments from June 2009 through May 2010 with a 30 year amortization.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The LIBOR rate was 0.44% and 4.60% at December 31, 2008 and 2007, respectively.  The prime rate was 3.25% and 7.25% at December 31, 2008 and 2007, respectively.

Secured Revolving Credit Facility

On March 10, 2008, the Company amended and restated its existing revolving credit facility, dated November 1, 2005, among the Company, the Operating Partnership, Bank of America, N.A., Citicorp North America, Inc., Branch Banking and Trust Company, Banc of America Securities LLC, Citigroup Global Markets Inc. and other lenders (the “Credit Facility”).  Banc of America Securities LLC is acting as sole lead arranger and sole book manager of the Credit Facility.  KeyBank National Association is acting as syndication agent.  Branch Banking and Trust Company and Wachovia Bank, N.A are acting as co-documentation agents.  Bank of America, N.A., KeyBank National Association, Branch Banking and Trust Company, Wachovia Bank, National Association, M&I Marshall and Ilsley Bank, and Citicorp North America, Inc. are lenders (the “Lenders”) thereunder.  The Credit Facility is secured by certain of the Company’s properties and is guaranteed by the Company and certain of its subsidiaries.  The Credit Facility matures on March 10, 2011, subject to a one-year extension at the Company’s option conditioned upon the Lenders being satisfied with the Company and its subsidiaries’ financial condition and liquidity, and taking into consideration any payment, extension or refinancing of the Term Loan (as described below).  The Credit Facility is cross defaulted against the Term Loan.  The Company is subject to customary covenants including, but not limited to, (1) affirmative covenants relating to the Company’s corporate structure and ownership, maintenance of insurance, compliance with environmental laws and preparation of environmental reports, maintenance of the Company’s REIT qualification and listing on the NYSE, (2) negative covenants relating to restrictions on liens, indebtedness, certain investments (including loans and certain advances), mergers and other fundamental changes, sales and other dispositions of property or assets and transactions with affiliates, and (3) financial covenants to be met by the Company at all times including a maximum total leverage ratio (70%), maximum real estate leverage ratio (70%), minimum fixed charge coverage ratio (1.50 to 1.00), maximum total debt to real estate value ratio (90%) and minimum consolidated tangible net worth ($45 million plus 85% of the net proceeds of equity issuances issued after the closing date).  The interest rate on loans under the Credit Facility equals, at the Company’s election, either (1) LIBOR (0.44% as of December 31, 2008) plus a margin of between 95 to 140 basis points based on the Company’s leverage ratio or (2) the higher of the federal funds rate plus 50 basis points or Bank of America, N.A.’s prime rate (3.25% as of December 31, 2008).

As of December 31, 2008, there was $17.5 million available under the Credit Facility.  There was $124.5 million outstanding at December 31, 2008 and $8.0 million of availability was restricted related to outstanding letters of credit.

Term Loan

The Company, through Erdman, has $100.0 million outstanding under a $100.0 million senior secured term facility (the “Term Loan”) to finance the cash portion of the Merger.  Keybanc Capital Markets is acting as sole lead arranger and sole book manager of the Term Loan.  Bank of America, N.A. is acting as syndication agent.  Branch Banking and Trust Company and Wachovia Bank, N.A are acting as co-documentation agents.  KeyBank National Association, Bank of America, N.A., Branch Banking and Trust Company, Wachovia Bank, National Association, M&I Marshall and Ilsley Bank, and Citicorp North America, Inc. are lenders thereunder.  The Term Loan is secured by the stock and certain accounts receivable of Erdman and is guaranteed by the Company.  The Term Loan matures on March 10, 2011, and is subject to a one-time right to a one-year extension at the Company’s option (and the payment of an extension fee).  The Term Loan contains customary covenants including, but not limited to, (1) affirmative covenants relating to the Company’s corporate structure and ownership, maintenance of insurance, compliance with environmental laws and preparation of environmental reports, maintenance of the Company’s REIT qualification and listing on the New York Stock Exchange, (2) negative covenants relating to restrictions on liens, indebtedness, certain investments (including loans and certain advances), mergers and other fundamental changes, sales and other dispositions of property or assets and transactions with affiliates, and (3) financial covenants to be met by the Company at all times under the guaranty including a maximum total leverage ratio (70%), maximum real estate leverage ratio (70%), minimum fixed charge coverage ratio (1.50 to 1.00), maximum total debt to real estate value ratio (90%) and minimum consolidated tangible net worth ($45 million plus 85% of the net proceeds of equity issuances), as well as being cross defaulted to the Company’s Credit Facility.  The Term Loan has financial covenants relating only to Erdman including a minimum adjusted consolidated EBITDA, as defined in the agreement, of $22.5 million, maximum consolidated senior indebtedness to adjusted consolidated EBITDA (4.25 to 1.00 as of December 31, 2008, decreases to 3.75 to 1.00 on July 1, 2009), maximum consolidated total indebtedness to adjusted consolidated EBITDA (5.50 to 1.00), and minimum adjusted consolidated EBITDA to consolidated fixed charges (2.00 to 1.00).

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The interest rate on loans under the Term Loan equals, at the Company’s election, either (1) LIBOR (0.44% as of December 31, 2008) plus a margin of between 300 to 350 basis points based on certain Erdman performance ratios or (2) (i) the higher of the federal funds rate plus 50 basis points or KeyBank National Association’s prime rate (ii) plus a margin of between 300 to 350 basis points based on certain Erdman performance ratios (3.25% as of December 31, 2008).

Construction Financing

Genesis Property Holding, LLC, a consolidated real estate partnership, has construction financing related to the Pensacola, Florida, medical office building and cancer center project.  The financing provides for an amount up to $16.8 million and for a total term of ten years, inclusive of an 18-month construction period.  The loan calls for payments of interest-only during the construction period at a rate of LIBOR plus 1.50% (1.94% as of December 31, 2008).  After the construction period, the loan converts to an amortizing loan with monthly payments based on a 25-year amortization schedule.  The Company has entered into a forward starting interest rate swap agreement that effectively fixes the interest rate at 6.21% after the construction period through maturity.  The loan matures September 2018.

Mebane Medical Investors, LLC, a consolidated real estate partnership, has construction financing related to the Mebane Medical Office Building project. The credit facility provides financing of up to $13.0 million with an interest rate equal to LIBOR plus 1.30% (1.74% as of December 31, 2008).  The mortgage note payable will mature in May 2010 and provides for interest-only payments through May 2009 and principal payments based on a 30-year amortization from June 2009 through the maturity date in May 2010.  This facility has two one-year extension options.  As of December 31, 2008, there was a total of $12.2 million drawn on the facility.

Mortgage Notes Payable

In July 2008, the Company refinanced the mortgage note payable for Rocky Mount MOB, LLC, a consolidated real estate partnership.  Terms of the note payable require monthly payments of approximately $35,000 through March 2012, at which time the remaining principal is due.  The note payable has a fixed interest rate of 6.03%.  The principal balance was increased by $1.3 million to $5.4 million.

In September 2008, the Company repaid the remaining principal balance of $8.6 million on the mortgage note payable for Medical Investors I, LLC.

In October 2008, the Company repaid the remaining principal balance of $7.4 million on the mortgage note payable for Birkdale Medical Village.

In December 2008, the Company placed a mortgage on the previously unencumbered East Jefferson Medical Plaza, LLC.  The $11.6 million note payable requires interest-only payments through January 2012 at an interest rate that has been swapped to a fixed rate of 5.55%.

In December 2008, the Company refinanced the mortgage note payable for River Hills Medical Associates, LLC.  Terms of the note payable require monthly payments of principal and interest through December 2011, at which time the remaining principal is due.  The note payable has an interest rate that has been swapped to a fixed rate of 5.53%.  As a result of the refinancing, the principal balance was increased by $1.1 million to $4.0 million.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The mortgages are collateralized by property and principal and interest payments are generally made monthly.  Scheduled maturities of mortgages, notes payable under the Credit Facility, and Term Loan as of December 31, 2008 are as follows (in thousands):
For the year ending:
2009	$50,577
2010	31,708
2011	250,898
2012	23,137
2013	13,861
Thereafter	94,843
$465,024

As of December 31, 2008, the Company had approximately $50.6 million of principal and maturity payments due in 2009 related to mortgage note payables.  Of this $50.6 million, $30.0 million can be extended for one two-year period at the Company’s conditional option.  The Company believes it will be able to refinance the 2009 balloon maturities as a result of the current loan to value ratios at individual properties and preliminary discussions with lenders.  In addition, the Company has $52.2 million combined cash and cash equivalents and Credit Facility availability as of December 31, 2008, which exceeds the principal and maturity payments due in 2009.

At December 31, 2008, the Company was in compliance with all its loan covenants.

10.	Derivative Financial Instruments

        Interest rate swap agreements are utilized to reduce exposure to variable interest rates associated with certain mortgage notes payable and credit facilities.  These agreements involve an exchange of fixed and floating interest payments without the exchange of the underlying principal amount (the “notional amount”).  The interest rate swap agreements are reported at fair value in the consolidated balance sheet within “Other assets” or “Other liabilities” and changes in the fair value, net of tax where applicable, are reported in accumulated other comprehensive income (loss) exclusive of ineffectiveness amounts.  The following table summarizes the terms of the agreements and their fair values at December 31, 2008 and 2007 (dollars in thousands):

	Notional					December 31, 2008		December 31, 2007
Entity	Amount as of December 31, 2008	Receive Rate	Pay Rate	Effective Date	Expiration Date	Asset	Liability	Asset	Liability
Genesis Property Holdings, LLC	$16,797	1 Month LIBOR	4.71%	4/1/2010	10/1/2018	$-	$2,365	$-	$-
Cogdell Health Campus MOB, LP	10,970	1 Month LIBOR	4.03%	3/14/2008	3/2/2015	-	1,064	-	-
River Hills Medical Associates, LLC	3,971	1 Month LIBOR	1.78%	1/15/2009	1/31/2012		25	-	-
East Jefferson Medical Plaza	11,600	1 Month LIBOR	1.80%	1/15/2009	12/23/2011	-	81	-	-
Beaufort Medical Plaza, LLC	4,890	1 Month LIBOR	3.80%	8/18/2008	8/18/2011	-	296	-	-
St. Francis Community MOB, LLC	7,053	1 Month LIBOR	3.32%	10/15/2008	6/15/2011	-	331	-	-
St. Francis Medical Plaza, LLC	7,575	1 Month LIBOR	3.32%	10/15/2008	6/15/2011	-	356	-	-
Cogdell Spencer LP	30,000	1 Month LIBOR	3.11%	10/15/2008	3/10/2011	-	1,218	-	-
MEA Holdings, LLC	100,000	1 Month LIBOR	2.82%	4/1/2008	3/1/2011	-	3,458	-	-
Indianapolis MOB LLC	30,000	1 Month LIBOR	4.95%	11/2/2006	10/31/2009	-	1,106	-	689
Roper MOB, LLC	9,188	1 Month LIBOR	4.95%	11/2/2006	7/10/2009	-	221	-	173
River Hills Medical Associates, LLC	2,896	1 Month LIBOR	4.97%	11/2/2006	12/15/2008	-	-	-	29
Cogdell Spencer LP	3,000	1 Month LIBOR	5.06%	8/14/2007	10/31/2008	-	-	-	27
Cogdell Spencer LP	27,000	1 Month LIBOR	5.06%	8/20/2007	10/31/2008	-	-	-	242
Beaufort Medical Plaza, LLC	4,855	1 Month LIBOR	5.01%	10/25/2006	7/25/2008	-	-	-	23
St. Francis Community MOB, LLC	-	1 Month LIBOR	5.11%	9/18/2007	6/15/2008	-	-		25
St. Francis Medical Plaza, LLC	-	1 Month LIBOR	5.11%	9/18/2007	6/15/2008	-	-		27
						$-	$10,521	$-	$1,235

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) for financial assets and liabilities.  As permitted by FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No 157,” the Company elected to defer the adoption of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis.  SFAS 157 defines fair value, establishes a framework for measuring fair value and also expands disclosures about fair value measurements. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SFAS 157 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  Fair values determined by Level 1 inputs utilize observable inputs such as quoted prices in active markets for identical assets or liabilities we have the ability to access. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices observable for the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In instances in which the inputs used to measure fair value may fall into different levels of the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined is based on the lowest level input significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

To obtain fair values, observable market prices are used if available. In some instances, observable market prices are not readily available for certain financial instruments and fair value is determined using present value or other techniques appropriate for a particular financial instrument. These techniques involve some degree of judgment and as a result are not necessarily indicative of the amounts the Company would realize in a current market exchange. The use of different assumptions or estimation techniques may have a material effect on the estimated fair value amounts.

The following table presents information about the Company’s liabilities measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):

	Fair Value Measurements as of
	December 31, 2008
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative financial instruments	$(10,521)	$-	$(10,521)	$-

The valuation of derivative financial instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. The fair values of variable to fixed interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts.  The variable cash receipts are based on an expectation of future interest rates forward curves derived from observable market interest rate curves.  To comply with the provisions of SFAS 157, the Company incorporates credit valuation adjustments to appropriately reflect both its nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.  In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  Commitments and Contingencies

Construction in Progress

        Construction in progress at December 31, 2008, consisted of the following (dollars in thousands):

Property	Location	Estimated Completion Date	Net Rentable Square Feet	Investment to Date	Estimated Total Investment

St. Luke's Riverside MOB	Bethlehem, PA	2nd Half 2010	80,000	$1,240	$16,000
The Woodlands Center (1)	Pensacola, FL	4Q 2009	76,000	8,969	24,769
Medical Center Physicians Tower	Jackson, TN	1Q 2010	107,000	416	21,100
Land and pre-construction developments			-	4,689	-
			263,000	$15,314	$61,869

(1) Owned by Genesis Property Holding, LLC, which is a consolidated real estate partnership.

As of December 31, 2008, the Company has remaining purchase commitments totaling $11.6 million and $0.8 million to be paid during 2009 and 2010, respectively.

Operating Leases

        The Company makes payments under operating lease agreements relating to building leases, equipment leases, and ground leases related to many of the Company’s properties. Future minimum lease commitments under these leases are as follows:

For the year ending:
2009	$5,531
2010	4,630
2011	4,171
2012	3,871
2013	3,283
Thereafter	34,158
$55,644

Many of the ground leases effectively limit the Company’s control over various aspects of the operation of the applicable building, restrict the Company’s ability to transfer the building and allow the lessor the right of first refusal to purchase the building and improvements. All the ground leases provide for the property to revert to the lessor for no consideration upon the expiration of the ground lease. At December 31, 2008, the Company holds ground leases that are due to expire between the years 2019 and 2062.

Tax Protection Agreements

In connection with the formation of the Operation Partnership, the Company entered into a tax protection agreement with the former owners of each contributed property who received Operating Partnership units.

Pursuant to these agreements, the Company will not sell, transfer or otherwise dispose of any of the properties (each a “protected asset”) or any interest in a protected asset prior to the eighth anniversary of the Company’s initial public offering, which was in 2005, unless:

1. a majority-in-interest of the former holders of interests in the predecessor partnerships or contributing entities (or their successors, which may include the Company to the extent any OP units have been redeemed or exchanged) with respect to such protected asset consent to the sale, transfer of other disposition; provided, however, with respect to three of the predecessor entities, Cabarrus POB, LLC, Medical Investors I, LLC and Medical Investors III, LLC, the required consent shall be a majority-in-interest of the beneficial owners of interests in the predecessor entities other than Messrs. Cogdell and Spencer and their affiliates; or

2. the Operating Partnership delivers to each such holder of interests, a cash payment intended to approximate the holder’s tax liability related to the recognition of such holder’s built-in gain resulting from the sale of such protected asset; or

3. the sale, transfer or other disposition would not result in the recognition of any built-in gain by any such holder of interests.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Litigation

In the normal course of business, the Company is subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain with certainty the ultimate outcome of such matters, in management’s opinion, the liabilities, if any, in excess of amounts provided or covered by insurance, are not expected to have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

Indemnities

At times the Company may be obligated per agreement to indemnify another party with respect to certain matters. Typically, these obligations arise in contracts into which the Company enters, under which it customarily agrees to hold the other party harmless against certain losses arising from breaches of representations, warranties and/or covenants related to such matters as, among others, title to assets, specified environmental matters, qualification to do business, due organization, non-compliance with restrictive covenants, laws, rules and regulations, maintenance of insurance and payment of tax bills due and owing. Additionally, with respect to office lease agreements that are entered into as landlord, the Company may also indemnify the other party against damages caused by its willful misconduct or negligence associated with the operation and management of the building. Although no assurances with certainty can be made, it is believed that if the Company were to incur a loss in any of these matters, such loss would not have a material effect on the Company’s financial condition or results of operations. Historically, payments made with regard to these agreements have not had a material effect on the Company’s financial condition or results of operations.

Employees

The Company has employment agreements with its executive officers, the terms of which expire at various times through 2013.  Such agreements, which have been revised from time to time, provide for salary amounts and cash and equity incentive bonuses that are payable if specified annual management goals or project completions are attained.  The aggregate commitment for future salaries at December 31, 2008, excluding bonuses, was approximately $6.2 million.

In December 2008, the Company implemented a reduction in force plan and approximately 115 jobs were eliminated in January 2009.  In December 2008, the company recorded an accrued restructuring and severance expense of approximately $1.5 million related to this plan having met the criteria of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”  The expense has been recorded to selling, general, and administrative expense.

12.	Equity

Shares and Units

An OP Unit and a share of the Company’s common stock have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership.  An Operating Partnership unit may be redeemed for cash, or, at the Company’s option, exchanged for shares of common stock on a one-for-one basis.

LTIP units are a special class of partnership interests in the Operating Partnership.  Each LTIP unit awarded will be deemed equivalent to an award of one common share under the 2005 long-term stock incentive plan, reducing the availability for other equity awards on a one-for-one basis.  The vesting period for LTIP units, if any, will be determined at the time of issuance.  Cash distributions on each LTIP unit, whether vested or not, will be the same as those made on the OP Units.  Under the terms of the LTIP units, the Operating Partnership will revalue for tax purposes its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unitholders.  Once vested, LTIP units are convertible into OP units in the Operating Partnership on a one for one basis.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is net loss attributable to Cogdell Spencer Inc. and the issuance of common stock in exchange for redemptions of OP units for the year ended December 31, 2008, 2007 and 2006 (in thousands):
	For the Year Ended
	December 31, 2008	December 31, 2007	December 31, 2006
Net loss attributable to Cogdell Spencer Inc.	$(5,773)	$(6,341)	$(9,097)
Increase in Cogdell Spencer Inc. additional paid-in capital for the conversion of OP units into common stock	1,843	6	-
Change from net loss attributable to Cogdell Spencer Inc. and transfers from noncontrolling interests	$(3,930)	$(6,335)	$(9,097)

The following is a summary of changes of the Company’s common stock for the year ended December 31, 2008, 2007, and 2006 (in thousands):

	For the Year Ended
	December 31, 2008	December 31, 2007	December 31, 2006
Common stock balance at beginning of period	11,948	8,000	8,000
Issuance of common stock	5,608	3,950	-
Conversion of OP units to common stock	137	-	-
Issuance of restricted stock grants	6	(2)	-
Common stock balance at end of period	17,699	11,948	8,000

Dividends and Distributions

During 2008, the Company paid four quarterly distributions of $0.35 per share or unit for the period ending, totaling $1.40 per share or unit for the year.  These quarterly distributions were paid in January, April, July, and October 2008.  Total dividends paid to common stockholders during 2008 were $21.1 million and total distributions paid to OP Unitholders, excluding inter-company distributions, totaled $12.0 million.

On December 29, 2008, the Company announced that its Board of Directors had declared a quarterly dividend of $0.225 per share and operating partnership unit that was paid in cash on January 30, 2009 to holders of record on January 14, 2009.

Earnings and profits, which determine the tax treatment of distributions to stockholders, will differ from income reported for financial reporting purposes due to the differences for federal income tax purposes in the treatment of loss on extinguishment of debt, revenue recognition, compensation expense and in the basis of depreciable assets and estimated useful lives used to compute depreciation.

Noncontrolling Interests

Noncontrolling interests in the Operating Partnership at December 31, 2008 and 2007 were $85.3 million and $44.4 million, respectively.

As of December 31, 2008, there were 26.9 million OP Units outstanding, of which 17.7 million, or 65.7%, were owned by the Company and 9.2 million, or 34.3%, were owned by other partners, including certain directors, officers and other members of senior management.  As of December 31, 2008, the fair market value of the OP Units not owned by the Company was $86.5 million, based on a market value of $9.36 per unit, which was closing stock price of the Company’s shares on December 31, 2008.

During 2008, 46,231 Operating Partnership units were redeemed by unitholders.  The Company, through the Operating Partnership, redeemed the units for cash payments, at the Company’s election, totaling $0.8 million.  The per unit redemption prices ranged from $8.78 to $18.64, based on the preceding 10 day average of the Company’s Common Stock price per share.

During 2008, 136,408 Operating Partnership units were converted to common stock by unitholders at the Company’s election.

During 2007, 210,366 Operating Partnership units were redeemed by unitholders.  The Company, through the Operating Partnership, redeemed the units for cash payments, at the Company’s election, totaling $4.3 million.  The per unit redemption prices ranged from $17.68 to $22.22, based on the preceding 10 day average of the Company’s Common Stock price per share.

Noncontrolling interests in real estate partnerships at December 31, 2008 and 2007, relate to Rocky Mount MOB, LLC, Cogdell General Health Campus, LP, Genesis Property Holding, LLC, and Mebane Medical Investors, LLC.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	Income Taxes
Erdman, CSA LLC, Consera, and their subsidiaries are taxable entities and their consolidated provision for income taxes consisted of the following for the years ended December 31 (in thousands):
	2008	2007	2006
Current:
Federal	$3,703	$123	$104
State	710	24	16
Total current	4,413	147	120

Deferred:
Federal	(4,765)	(25)	(11)
State	(892)	(5)	(2)
Total deferred	(5,657)	(30)	(13)

Income tax expense (benefit)	$(1,244)	$117	$107

The effective income tax rate is 39.3%, 39.0%, and 39.4% for the years ended December 31, 2008, 2007, and 2006, respectively.  The actual tax provision differed from that computed at the federal statutory corporate rate as follows (in thousands):
	2008	2007	2006

Federal tax (benefit) at 35% statutory rate	$(1,109)	$105	$95
State income taxes, net of federal benefit	(71)	12	13
Other, net	(64)	-	(1)
Income tax expense (benefit)	$(1,244)	$117	$107

The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below (in thousands):

	2008	2007
Deferred tax assets:
Deferred interest expense	$1,094	$-
Unrealized loss on interest rate swap agreement	1,349	-
Accrued expenses and other items	4,121	-
Total deferred tax assets	6,564	-

Deferred tax liabilities:
Intangibles	(39,993)	(217)
Other items	(747)	-
Total deferred tax liabilities	(40,740)	(217)

Net deferred tax liability	$(34,176)	$(217)

At December 31, 2008, there was $1.1 million of deferred tax assets related to inter-company interest expense carry forward, which has an unlimited carry forward period.  No valuation allowance has been recorded against the deferred tax assets because the Company believes that these deferred tax assets will, more likely than not, be realized.  This determination is based largely upon the TRSs’ anticipated future taxable income, as well as the availability of taxable income in the carry back period and the reversal of deferred tax liabilities.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

There was an insignificant amount of penalties or interest recorded during the years ended December 31, 2008, 2007 and 2006.  The Company and the TRSs have an insignificant amount of unrecognized tax benefits.  For tax years 2005, 2006, 2007, and 2008, the United States federal and state tax returns are open for examination.

14.	Incentive and Share-Based Compensation

The Company’s 2005 Long-Term Stock Incentive Plan (“2005 Incentive Plan”) provides for the grant of incentive awards to employees, directors and consultants to attract and retain qualified individuals and reward them for superior performance in achieving the Company’s business goals and enhancing stockholder value.  Awards issuable under the incentive award plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive plan units (“LTIP”), cash performance bonuses and other incentive awards.  Only employees are eligible to receive incentive stock options under the incentive award plan.  The Company has reserved a total of 1,000,000 shares of common stock for issuance pursuant to the incentive award plan, subject to certain adjustments set forth in the plan.  Each LTIP issued under the incentive award plan will count as one share of stock for purposes of calculating the limit on shares that may be issued under the plan and the individual award limit discussed below.

In February 2008, each non-employee member of the Company’s Board of Directors was granted shares of restricted stock or LTIP units in the Operating Partnership that all vested upon issuance.  Messrs. Georgius and Lee and Dr. Smoak were each granted 3,135 LTIP units and Messrs. Jennings and Neugent were each granted 3,135 shares of restricted stock.  The restricted stock and LTIP units were valued at $15.00 per share, which was the Company’s closing stock price on the grant date.  The Company has recorded compensation expense of $0.2 million.

In March 2008, the Company issued an aggregate 156,740 LTIP units, of which 20%, or 31,347, vested upon issuance.  The remaining 80% will vest if, and when, the Company achieves certain performance standards as provided in the awards.  The one time award was granted in recognition of the role played by certain employees in guiding the Company through the Merger.  The LTIP units were valued at $15.72 per unit, which was the Company’s closing stock price on the grant date.  The Company recorded compensation expense of $0.5 million in March 2008 related to the 20% of the grant that vested.  The value of the unvested LTIP units was $2.0 million.  Any portions of the unvested LTIP units that are not vested as of December 2015 are forfeited.  During 2008, 7,524 LTIP units were forfeited due to a termination of employment.  The Company has assessed the probability of the performance conditions being achieved and as a result has accrued and expensed $0.1 million related to expected vesting associated with 2008 Company performance.

In May 2008, Mr. Cogdell, the Chairman of the Board of Directors of the Company elected to forego his remaining 2008 annual salary.  In lieu of receiving his annual salary, Mr. Cogdell was awarded 18,579 LTIP units in the Operating Partnership, under the Company’s 2005 equity incentive plan.  The LTIP units were valued at $17.62 per unit, which was the Company’s closing stock price on the grant date.  The Company recorded compensation expense of $0.3 million.

In July 2008, the Company issued an aggregate of 5,153 LTIP units, all of which vested upon issuance, to certain employees based on specific performance goals.  The LTIP units were valued at $15.72 per unit, which was the Company’s closing stock price on the grant date.  The Company recorded compensation expense of less than $0.1 million and capitalized $0.1 million as a development project cost.

        During 2007, the Company issued 2,500 vested LTIP units.  The LTIP units were valued at $21.07 per unit and $0.1 million of compensation expense was recorded.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2006, the Company issued 4,000 shares of restricted stock that will vest 25% on January 1, 2007, 2008, 2009, and 2010, respectively.  The restricted stock was valued at $20.75 per share and the compensation expense is recognized over the vesting period.  The Company recorded compensation expense of less than $0.1 million in 2008 and will record compensation expense of less than $0.1 million in 2009.

No other stock options, dividend equivalents, or stock appreciation rights were issued or outstanding in 2008, 2007, and 2006.

The following is a summary of restricted stock and LTIP unit activity for the ended December 31, 2008 (in thousands, except per share and unit amounts):
	2008
	Restricted Stock	LTIP Unit	Weighted Average Grant Price
Unvested balance at beginning of the period	19	-	$17.59
Granted	6	191	15.87
Vested	(13)	(65)	(16.26)
Forfeited	-	(8)	(15.72)
Unvested balance at end of the period	12	118	$15.89

15.	401(k) Savings Plans

Cogdell Spencer LP sponsors a 401(k) plan covering substantially all of its employees.  The plan provides for matching as well as profit-sharing contributions.  Profit-sharing contributions are made at the discretion of management and are allocated to participants based on their level of compensation.  Profit-sharing contributions were not paid in 2008, 2007, or 2006.  The Company matched 100% of the employees’ contributions to the plan up to a maximum of 4% of compensation in 2008, 2007, or 2006.  The 401(k) matching expense for the year ended December 31, 2008, 2007, and 2006 was approximately $0.1 million, $0.1 million, and $0.1 million, respectively.

Erdman sponsors a 401(k)/profit sharing plan covering substantially all salaried employees. Erdman’s contribution to the plan is determined annually by management and is limited, by law, to 25% of the annual aggregate compensation of those employees eligible for participation in the plan. The total expense charged to “Costs related to contract and other revenues” and “Selling, general, and administrative expenses” for this plan for the year ended December 31, 2008 was approximately $2.7 million and $0.8 million, respectively.

16.	Related Party Transactions

The Fork Farm, a working farm owned by the Company’s Chairman and founder, periodically hosts events on behalf of the Company.  Charges of less than $25,000 for each year ended December 31, 2008, 2007, and 2006 are reflected in “Selling, general, and administrative” expenses in the consolidated statement of operations.

The Company has certain design-build contracts for the construction of medical facilities with certain entities in which Mr. Lubar, a member of the Company’s Board of Directors, has an indirect ownership interest and is a director.  Mr. Lubar resigned as an officer of the entity in 2008.  The total contract amount is $30.4 million and construction was in process at the time of the Erdman transaction.  For the year ended December 31, 2008, the Company recognized $16.0 million of revenue and as of December 31, 2008, had accounts receivable of $2.1 million and billings in excess of costs and estimated earnings on uncompleted contracts of $2.1 million.

COGDELL SPENCER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	Selected Quarterly Financial Information (unaudited)

The tables below reflect the Company’s selected quarterly information for the Company for the years ended December 31, 2008 and 2007 (in thousands, except per share amounts).

	Three Months Ended
	December 31, 2008	September 30, 2008	June 30,2008	March 31, 2008
Total revenue	$99,972	$94,019	$98,266	$43,483
Net loss attributable to Cogdell Spencer Inc.	$(1,042)	$(1,086)	$(1,843)	$(1,802)
Net loss per share attributable to Cogdell Spencer Inc. -
basic and diluted	$(0.06)	$(0.07)	$(0.12)	$(0.13)
Weighted average shares - basic and diluted	17,557	15,747	15,393	14,364

	Three Months Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007

Total revenue	$18,563	$17,298	$15,471	$15,489
Net loss attributable to Cogdell Spencer Inc.	$(1,335)	$(1,602)	$(1,491)	$(1,913)
Net loss per share attributable to Cogdell Spencer Inc. -
basic and diluted	$(0.11)	$(0.13)	$(0.12)	$(0.23)
Weighted average shares - basic and diluted	11,935	11,934	11,931	8,334

COGDELL SPENCER INC.
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION

(in thousands)

Property Name	Location	Encumbrances	Land	Building and Improvements (A)	Capitalized Subsequent to Acquisition or Development	Land	Building and Improvements (A)	Total (B)	Accumulated Depreciation	Date Constructed (C)		Date Acquired
Verdugo Professional Building I	California	(H)	$1,218	$8,228	$1,032	$1,226	$9,252	$10,478	$1,545	1972		2006
Verdugo Professional Building II	California	(H)	3,531	8,915	968	3,555	9,859	13,414	1,302	1987		2006
Augusta POB I	Georgia	(H)	259	8,431	955	260	9,385	9,645	2,008	1978		2005
Augusta POB II	Georgia	(H)	602	10,646	713	605	11,356	11,961	2,240	1987		2005
Augusta POB III	Georgia	(H)	339	3,986	367	341	4,351	4,692	797	1994		2005
Augusta POB IV	Georgia	(H)	551	4,672	488	554	5,157	5,711	989	1995		2005
Summit Professional Plaza I	Georgia	$5,096	1,180	6,021	8	1,181	6,028	7,209	302	2004		2007
Summit Professional Plaza II	Georgia	10,829	2,000	12,684	174	2,001	12,857	14,858	571	1998		2007
Methodist Professional Center One	Indiana	30,000	-	37,830	1,957	-	39,787	39,787	4,587	1985		2006
Our Lady of Bellefonte	Kentucky	(H)	-	13,938	166	-	14,104	14,104	2,155	1997		2005
East Jefferson Medical Office Building	Louisiana	9,188	-	12,239	445	-	12,684	12,684	2,289	1985		2005
East Jefferson Medical Plaza	Louisiana	11,600	-	16,525	-	-	16,525	16,525	522	1996		2008
Central New York Medical Center	New York	24,500	2,112	32,700	59	2,113	32,758	34,871	1,352	1997		2007
Barclay Downs	North Carolina	4,470	2,084	3,363	344	2,097	3,694	5,791	1,121	1987		2005
Birkdale Medical Village	North Carolina	-	1,087	5,829	119	1,095	5,940	7,035	1,091	1997		2005
Birkdale Retail	North Carolina	(H)	142	992	28	142	1,020	1,162	188	2001		2005
Cabarrus POB	North Carolina	(H)	-	7,446	816	-	8,262	8,262	1,404	1997		2005
Copperfield Medical Mall	North Carolina	(D)	1,380	4,047	121	1,389	4,159	5,548	1,079	1989		2005
Copperfield MOB	North Carolina	(H)	-	9,281	1,563	-	10,844	10,844	1,701	2005		2005
East Rocky Mount Kidney Center	North Carolina	(H)	260	1,194	15	261	1,208	1,469	258	2000		2005
Gaston Professional Center	North Carolina	(H)	-	21,358	1,671	-	23,029	23,029	6,888	1997		2005
Harrisburg Family Physicians Building	North Carolina	-	270	509	93	271	601	872	184	1996		2005
Harrisburg Medical Mall	North Carolina	(D)	441	1,722	56	443	1,776	2,219	348	1997		2005
Lincoln/Lakemont Family Practice Center	North Carolina	-	270	1,025	196	271	1,220	1,491	368	1998		2005
Mallard Crossing Medical Park	North Carolina	(H)	1,256	4,626	336	1,266	4,952	6,218	1,046	1997		2005
Mebane Medical Park (I)	North Carolina	12,200	-	15,757	-	-	15,757	15,757	352	2008	(J)	2007	(J)
Midland Medical Mall	North Carolina	(D)	288	1,134	87	289	1,220	1,509	266	1998		2005
Mulberry Medical Park	North Carolina	989	-	2,283	128	-	2,411	2,411	670	1982		2005
Northcross Family Medical Practice Building	North Carolina	-	270	498	148	271	645	916	188	1993		2005
Randolph Medical Park	North Carolina	-	1,621	5,366	2,042	1,631	7,398	9,029	1,414	1973		2005
Rocky Mount Kidney Center	North Carolina	1,032	198	1,366	51	198	1,417	1,615	291	1990		2005
Rocky Mount Medical Park	North Carolina	7,306	982	9,854	422	990	10,268	11,258	2,821	1991		2005
Rocky Mount MOB (I)	North Carolina	5,362	228	4,990	50	228	5,040	5,268	1,622	2002		2006
Rowan Outpatient Surgery Center	North Carolina	3,322	399	4,666	39	401	4,703	5,104	724	2003		2005
Weddington Internal & Pediatric Medicine	North Carolina	(D)	489	838	17	491	853	1,344	191	2000		2005
Cogdell General Health Campus MOB (I)	Pennsylvania	10,843	-	12,859	137	-	12,996	12,996	1,045	2007	(J)	2006	(J)
Lancaster Rehabilitation Hospital	Pennsylvania	(H)	-	11,748	67	-	11,815	11,815	585	2007	(J)	2006	(J)
190 Andrews	South Carolina	(H)	-	2,663	1,205	-	3,868	3,868	677	1994		2005
Baptist Northwest	South Carolina	2,190	398	2,534	1,291	1,574	2,649	4,223	521	1986		2005
Beaufort Medical Plaza	South Carolina	4,890	-	7,399	141	-	7,540	7,540	1,013	1999		2005
Carolina Forest Medical Plaza	South Carolina	(H)	-	7,416	160	-	7,576	7,576	664	2007	(J)	2006	(J)

COGDELL SPENCER INC.
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION

(in thousands)
Mary Black Westside	South Carolina	(H)	-	3,922	792	-	4,714	4,714	567	1991	2006
Medical Arts Center of Orangeburg	South Carolina	2,442	605	4,172	328	608	4,497	5,105	848	1984	2005
Mt. Pleasant MOB	South Carolina	(H)	-	3,320	171	-	3,491	3,491	808	2001	2005
One Medical Park - HMOB	South Carolina	5,324	-	8,767	962	-	9,729	9,729	1,340	1984	2005
Parkridge MOB	South Carolina	13,500	-	16,353	671	-	17,024	17,024	1,353	2003	2006
Providence MOB I	South Carolina	(E)	-	5,152	162	-	5,314	5,314	894	1979	2005
Providence MOB II	South Carolina	(E)	-	2,441	138	-	2,579	2,579	354	1985	2005
Providence MOB III	South Carolina	(E)	-	5,459	149	-	5,608	5,608	792	1990	2005
River Hills Medical Plaza	South Carolina	4,000	1,428	4,202	83	1,438	4,275	5,713	670	1999	2005
Roper MOB	South Carolina	9,188	-	11,586	1,740	-	13,326	13,326	2,501	1990	2005
St. Francis Community Medical Office Building	South Carolina	(F)	-	5,934	446	-	6,380	6,380	1,497	2001	2005
St. Francis Medical Plaza	South Carolina	(G)	-	8,007	374	-	8,381	8,381	1,084	1998	2005
St. Francis MOB	South Carolina	(F)	-	5,522	1,212	-	6,734	6,734	1,367	1984	2005
St. Francis Women's Center	South Carolina	(G)	-	7,352	520	-	7,872	7,872	936	1991	2005
Three Medical Park	South Carolina	7,879	-	10,405	1,663	-	12,068	12,068	1,564	1988	2005
West Medical I	South Carolina	(H)	-	3,792	1,596	-	5,388	5,388	1,431	2003	2005
Healthpark Medical Office Building	Tennessee	8,700	1,862	13,223	29	1,862	13,252	15,114	465	2004	2007
Peerless Medical Center	Tennessee	7,449	645	8,722	14	645	8,736	9,381	247	2006	2007
Hanover Medical Office Building	Virginia	4,818	970	9,890	1,068	976	10,952	11,928	997	1993	2006
St. Mary's MOB North	Virginia	-	-	3,880	95	-	3,975	3,975	191	1968	2008
Total		(K)	$29,365	$471,679	$ 30,888	$30,673	$501,259	$531,932	$69,285
(A) - Includes building and improvements, site improvements, furniture, fixtures, and equipment and construction in progress.
(B) - The aggregate cost for federal income tax purposes was $549.9 million as of December 31, 2008. Depreciable lives range from 3-50 years.
(C) - Represents the year in which the property was placed in service.
(D) - Collateral for variable rate mortgage which had a balance of $8.5 million at December 31, 2008.
(E) - Collateral for fixed rate mortgage which had a balance of $8.6 million at December 31, 2008.
(F) - Collateral for variable rate mortgage which had a balance of $7.1 million at December 31, 2008.
(G) - Collateral for variable rate mortgage which had a balance of $7.6 million at December 31, 2008.
(H) - Collateral for the Credit Facility.
(I) - A consolidated, less than 100% owned, real estate partnership.
(J) - Represents development property, thus Date Acquired reflects the initiation of the first phase of construction and Date Constructed reflects when property began operations.
(K) - Total mortgage notes payable on operational properties as of December 31, 2008, was $230.3 million. In addition, the Company had construction financing with a balance of $1.7 million as of December 31, 2008, related to Genesis Property Holding, LLC, a consolidated real estate partnership.

COGDELL SPENCER INC.
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION

(in thousands)
A summary of activity for real estate properties and accumulated depreciation is as follows:

	Year ended	Year ended	Year ended
	December 31, 2008	December 31, 2007	December 31, 2006
Real estate properties:
Balance, beginning of period	$486,279	$361,982	$260,137
Consolidation of Rocky Mount MOB, LLC	-	-	5,221
Property acquisitions	20,405	81,076	90,855
Development projects	15,757	32,096	-
Purchases of noncontrolling interests in Operating Partnership	121	2,488	573
Improvements	9,370	8,637	6,589
Disposition	-	-	(1,393)
Balance, end of period	$531,932	$486,279	$361,982

Accumulated depreciation:
Balance, beginning of period	$44,596	$23,664	$2,713
Consolidation of Rocky Mount MOB, LLC	-	-	856
Depreciation	24,689	20,932	20,151
Disposition	-	-	(56)
Balance, end of period	$69,285	$44,596	$23,664

Item 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in its Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to its management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure based closely on the definition of “disclosure controls and procedures” in Rule 13a-15(e).  In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.  Also, the Company has investments in certain unconsolidated entities.  As the Company does not control these entities, the Company’s disclosure controls and procedures with respect to such entities are necessarily substantially more limited than those the Company maintains with respect to its consolidated subsidiaries.

As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of its management, including its Chief Executive Officer and its Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures.  Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this report.

Management’s Report on Internal Control over Financial Reporting

The Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f).  Under the supervision and with the participation of our management, including the Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2008 based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on that evaluation, the Company concluded that its internal control over financial reporting was effective as of December 31, 2008.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting the internal controls of Erdman, which were acquired by the Company on March 10, 2008 and are included in the Company's consolidated financial statements for the period from the dates of acquisition through year end.  Such exclusion was in accordance with SEC guidance that an assessment of a recently acquired business may be omitted in management's report on internal controls over financial reporting in the year of acquisition. Total assets of Erdman represented approximately 39% of the Company's consolidated total assets as of December 31, 2008, and approximately 76% of consolidated revenues for the year then ended.

The effectiveness of internal control over financial reporting as of December 31, 2008, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its report which is included below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cogdell Spencer Inc.
Charlotte, North Carolina

We have audited the internal control over financial reporting of Cogdell Spencer Inc. and subsidiaries (the "Company") as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  As described in Management’s Report on Internal Control over Financial Reporting, management excluded from its assessment the internal control over financial reporting at MEA Holdings, Inc. (“Erdman”), which was acquired on March 10, 2008 and whose financial statements constitute approximately 39% of the Company's consolidated total assets and approximately 76% of consolidated revenues of the consolidated financial statement amounts as of and for the year ended December 31, 2008.  Accordingly, our audit did not include the internal control over financial reporting at Erdman.  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2008 of the Company and our report dated March 16, 2009 (November 13, 2009 as to the effects of the adoption of SFAS No. 160, as discussed in Note 2), expressed an unqualified opinion on those financial statements and financial statement schedule.

DELOITTE & TOUCHE LLP

McLean, Virginia
March 16, 2009

Changes in Internal Control over Financial Reporting

        There was no change in our internal control over financial reporting (as such term is defined in Exchange Act Rule 13a-15(f)) that occurred during our most recent quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.